EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
DATED AS OF MARCH 13, 2018
BY AND AMONG
FORSALEBYOWNER.COM, LLC,
a Delaware limited liability company,
as “SELLER,”
FORSALEBYOWNER.COM, LLC,
a Michigan limited liability company,
as “BUYER,”
IN-HOUSE REALTY LLC
(solely for purposes of Section 10.16)
AND
TRIBUNE PUBLISHING COMPANY, LLC
(solely for purposes of Section 10.17)

TABLE OF CONTENTS
Page

Article I CERTAIN DEFINITIONS	1

Article II SALE OF ASSETS; CLOSING	10

Section 2.1	Purchase and Sale. 10

Section 2.2	Excluded Assets 11

Section 2.3	Non-Transferability of Certain Contracts or Licenses. 12

Section 2.4	Consideration 12

Section 2.5	Time and Place of Closing. 13

Section 2.6	Deliveries by Seller 13

Section 2.7	Deliveries by Buyer 14

Section 2.8	Purchase Price Adjustment. 15

Section 2.9	Purchase Price Allocation. 16

Section 2.10	Assumed Liabilities. 17

Section 2.11	Excluded Liabilities. 17

Section 2.12	Reimbursement for Certain Payments 18

Article III REPRESENTATIONS AND WARRANTIES OF SELLER	19

Section 3.1	Organization; Authorization; Etc. 19

Section 3.2	No Conflict. 19

Section 3.3	Joint Ventures. 20

Section 3.4	Title to Purchased Assets. 20

Section 3.5	Financial Statements 20

Section 3.6	Undisclosed Liabilities 20

Section 3.7	Absence of Certain Changes 20

Section 3.8	Intentionally Omitted 22

Section 3.9	Properties and Assets 22

Section 3.10	Inventories 22

Section 3.11	Litigation; Orders. 22

Section 3.12	Intellectual Property 23

i

Section 3.13	Privacy and Data Security Compliance 25

Section 3.14	Employment and Labor Matters 27

Section 3.15	Employee Benefits. 28

Section 3.16	Compliance with Laws. 28

Section 3.17	Contracts 29

Section 3.18	Licenses. 30

Section 3.19	Environmental Matters 30

Section 3.20	Taxes 31

Section 3.21	Accounts Receivable; Accounts Payable 32

Section 3.22	Insurance 32

Section 3.23	Product and Service Warranty 32

Section 3.24	Suppliers 33

Section 3.25	Related Party Transactions 33

Section 3.26	Brokers, Finders, Etc. 33

Section 3.27	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES 33

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER	34

Section 4.1	Organization; Authorization; Etc. 34

Section 4.2	No Conflict. 34

Section 4.3	Brokers, Finders, Etc. 34

Section 4.4	Sufficiency of Funds. 34

Section 4.5	Solvency. 34

Section 4.6	Actions. 35

Section 4.7	Independent Investigation. 35

Section 4.8	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES 35

Article V COVENANTS OF SELLER AND BUYER	35

Section 5.1	Access to Information; Confidentiality 35

Section 5.2	Conduct of Business. 36

Section 5.3	Notification of Certain Matters. 36

Section 5.4	Consents; Filings. 37

Section 5.5	Comingled Contracts 37

Section 5.6	Public Announcements. 37

Section 5.7	No Shopping. 37

Section 5.8	Employees 38

Section 5.9	Transfer Taxes 38

Section 5.10	Closing Conditions 38

Section 5.11	Change of Seller’s Name 38

Section 5.12	Further Assurances 39

Section 5.13	Books and Records 39

Section 5.14	Bulk Sales Laws 39

Article VI CONDITIONS TO BUYER'S OBLIGATION TO CLOSE	39

Section 6.1	Representations, Warranties and Covenants of Seller 39

Section 6.2	Filings; Consents 39

Section 6.3	No Injunction 40

Section 6.4	Closing Deliveries 40

Section 6.5	Migration and Testing 40

Section 6.6	Material Adverse Change 40

Article VII CONDITIONS TO SELLER'S OBLIGATION TO CLOSE	40

Section 7.1	Representations, Warranties and Covenants of Buyer 40

Section 7.2	Filings; Consents 40

Section 7.3	No Injunction 41

Section 7.4	Closing Deliveries 41

Article VIII INDEMNIFICATION	41

Section 8.1	Survival of Representations and Warranties 41

Section 8.2	Indemnification by Buyer 41

Section 8.3	Indemnification by Seller 42

Section 8.4	Third-Party Claims 42

Section 8.5	Procedure for Other Claims 43

Section 8.6	Payment of Losses. 44

Section 8.7	Adjustment to Losses 45

Section 8.8	Exclusive Remedy 45

Article IX TERMINATION	45

Section 9.1	Termination 45

Section 9.2	Procedure and Effect of Termination 46

Article X MISCELLANEOUS	47

Section 10.1	Entire Agreement 47

Section 10.2	Amendment 47

Section 10.3	Third Parties 47

Section 10.4	Expenses 47

Section 10.5	Notices 47

Section 10.6	Successors and Assigns 48

Section 10.7	Construction 48

Section 10.8	Cumulative Remedies 49

Section 10.9	Waiver 49

Section 10.10	Severability 49

Section 10.11	Representation of Parties 49

Section 10.12	Time of the Essence 49

Section 10.13	Specific Performance 49

Section 10.14	Execution of Agreement 50

Section 10.15	Governing Law; Jurisdiction; Venue 50

Section 10.16	Guaranty by Buyer Guarantor 50

Section 10.17	Guaranty by Seller Guarantor 51

Section 10.18	No Recourse 51

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 13, 2018 is made by and among ForSaleByOwner.com, LLC, a Delaware limited liability company (“Seller”), ForSaleByOwner.com, LLC, a Michigan limited liability company (“Buyer”), solely for purposes of Section 10.16, In-House Realty LLC, a Michigan limited liability company (“Buyer Guarantor”), and, solely for purposes of Section 10.17, Tribune Publishing Company, LLC, a Delaware limited liability company (“Seller Guarantor”).
Seller operates the largest for-sale-by-owner real estate marketplace and website in the United States (the “Business”).
Seller desires to sell and Buyer desires to purchase substantially all of the assets used by Seller in the operation of the Business upon the terms and subject to the conditions set forth herein.
The parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
As used in this Agreement the following terms shall have the following respective meanings:
“Accounting Principles” shall mean GAAP, applied in a manner consistent with the principles and methodologies used in the preparation of tronc, Inc.’s audited financial statements, in each case as such principles and methodologies are detailed on Schedule A.
“Accounts Payable” shall mean all of Seller’s trade accounts payable (including all trade accounts payable with respect to goods and services received by Seller but for which invoices have not yet been received by Seller) that arise from the conduct of the Business and relate to the period prior to the Closing.
“Accounts Receivable” shall mean all of Seller’s trade and other accounts receivable that arise from the conduct of the Business and relate to the period prior to the Closing.
“Action” shall mean any action, suit, arbitration, notice, inquiry, charge, complaint, claim, demand, hearing, proceeding or investigation by or before any Governmental Authority.
“Advertising Purchase Agreement” shall mean the Advertising Purchase Agreement between Buyer and/or one or more of its Affiliates and Tribune Publishing Company, LLC in substantially the form attached as Exhibit G to be executed and delivered at the Closing.
“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Agreement” shall have the meaning set forth in the preamble.
“Alternative Arrangements” shall have the meaning set forth in Section 8.7.

“Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement and shall include the Bill of Sale and Assignment, the Intellectual Property Transfer Agreement, the Assignment and Assumption Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Advertising Purchase Agreement, and the Transition Services Agreement.
“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement between Seller and Buyer in substantially the form attached as Exhibit D to be executed and delivered at the Closing.
“Assumed Contracts” shall have the meaning set forth in Section 2.1(d).
“Assumed Liabilities” shall have the meaning set forth in Section 2.10.
“Bill of Sale and Assignment” shall mean the Bill of Sale and Assignment in substantially the form attached as Exhibit B to be executed by and delivered at the Closing.
“Books and Records” shall mean all of Seller’s books, records, ledgers, files, data bases, correspondence, documents, advertising and promotional materials, studies, reports, lists of customers, prospects, vendors and distributors, and other information or materials, whether printed or in electronic form, relating to the Purchased Assets and the operations of the Business as of the Closing, and those employees of Seller who subsequent to the Closing are employed by Buyer or its Affiliates.
“Business” shall have the meaning set forth in the first recital.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Guarantor” shall have the meaning set forth in the preamble.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.3.
“Cash” shall mean all cash, time deposits, certificates of deposit, marketable securities, short-term investments and other cash equivalents of Seller.
“Claim Notice” shall have the meaning set forth in Section 8.5.
“Claimed Amount” shall have the meaning set forth in Section 8.5.
“Closing” shall have the meaning set forth in Section 2.5.
“Closing Cash Payment” shall have the meaning set forth in Section 2.4(a).
“Closing Date” shall have the meaning set forth in Section 2.5.
“Closing Net Working Capital” shall have the meaning set forth in Section 2.8(a).
“Closing Net Working Capital Statement” shall have the meaning set forth in Section 2.8(c).
“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.
“Comingled Contract” shall have the meaning set forth in Section 3.17(a)(xiii).

“Competing Transaction” shall have the meaning set forth in Section 5.7.
“Contracts” shall mean all existing contracts, agreements, commitments, leases, subleases, licenses, sublicenses and similar arrangements of Seller, whether written or oral, and all rights thereunder, arising from the conduct of the Business (including the contracts set forth on Schedule 3.17).
“Deferred Revenue” shall mean payments received by Seller under the Assumed Contracts in advance of the Closing for services which have not yet been performed or goods which have not yet been delivered under such Assumed Contracts as of the Closing.
“Employee Benefit Plans” shall have the meaning set forth in Section 3.15(a).
“Employment Agreements” shall mean employment agreements by and between Buyer or an Affiliate of Buyer and each of Claudia Chavez, David Mysel, Ziad Elkurjie and Peter Chevalier executed on or prior to the date of this Agreement, but effective upon Closing.
“Environmental, Health, and Safety Laws” shall mean all applicable Laws concerning pollution, protection of the environment, or protection of public health and safety with respect to environmental conditions or Hazardous Substances, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or Hazardous Substances. Without limiting the generality of the foregoing, such Environmental, Health, and Safety Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity that is considered a single employer with Seller under Section 414 of the Code.
“Escrow Agent” shall have the meaning set forth in Section 2.4(b).
“Escrow Agreement” shall have the meaning set forth in Section 2.4(b).
“Escrow Amount” shall have the meaning set forth in Section 2.4(b).
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Contracts” shall have the meaning set forth in Section 2.2(b).
“Excluded Liabilities” shall have the meaning set forth in Section 2.11.
“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.8(d).
“Final Determination” shall have the meaning set forth in Section 8.6(c).
“Financial Statements” shall have the meaning set forth in Section 3.5.
“GAAP” shall mean United States generally accepted accounting principles.
“General Enforceability Exceptions” shall have the meaning set forth in Section 3.1.

“Governmental Authority” shall mean any domestic or foreign national, state, provincial, multi-state, multinational or municipal or other local government, any subdivision, agency, commission, department, instrumentality, board, bureau, body or authority thereof, any self-regulated organization or other non-governmental regulatory or administrative authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Guaranteed Buyer Obligations” shall have the meaning set forth in Section 10.16.
“Guaranteed Seller Obligations” shall have the meaning set forth in Section 10.17.
“Hazardous Substances” shall mean any substances, compounds, mixtures, wastes or materials that are defined to be, that are regulated as, that are listed as or that (because of their toxicity, concentration or quantity) have characteristics which are hazardous or toxic under any of the Environmental, Health and Safety Laws. Without limiting the generality of the foregoing, Hazardous Substances includes: (a) petroleum or petroleum products; (b) any substance the presence of which requires reporting, investigation, removal or remediation under any Environmental, Health and Safety Laws; (c) polychlorinated biphenyls; (d) asbestos containing materials; and (e) urea formaldehyde.
“Immigration Act” shall have the meaning set forth in Section 3.14(c).
“Indemnified Party” shall have the meaning set forth in Section 8.4.
“Indemnifying Party” shall have the meaning set forth in Section 8.4.
“Information Security Incident” means the compromise of Personal Information maintained, collected or received by Seller, or any information or other material that can be used to access such Personal Information, in any manner; for purposes of this definition, “compromise” should be read most liberally to include: (a) any unauthorized access to Personal Information or any information or other material that can be used to access Personal Information, (b) any inadvertent disclosure of Personal Information or any information or other material that can be used to access Personal Information to any third party, (c) any known misuse of Personal Information or any information or other material that can be used to access Personal Information by any Person, (d) any use of Personal Information by any Person outside of the scope of that Person’s authority (even if such use does not result in harm to the individual data subject), (e) any known or suspected loss, alteration or destruction of Personal Information other than as contractually or legally required (or permitted), (f) any ransomware attack, distributed denial-of-service attack or any other similar incident, and (g) any act or attempt, successful or unsuccessful, to gain unauthorized access to, disrupt or misuse any IT System or information stored on such IT System.
“Intellectual Property” shall mean all of the following owned, used and/or held for use in connection with the Business in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all discoveries, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, reexaminations, continuing prosecution applications, requests for continuing examination, divisions and registrations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, brand names, product names, corporate names, URLs and Internet domain names, along with all related data and information (including administrative information, technical information, log-in credentials and passwords, and contracts with domain name registrars), web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, social media usernames, handles and similar identifiers, e-mail addresses, telephone numbers, and facsimile numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) all goodwill associated with any of the foregoing, (j) all remedies against infringement of any of the foregoing, and (k) all rights to protection of interests in any of the foregoing.
“Intellectual Property Transfer Agreement” shall mean the Intellectual Property Transfer Agreement between Seller and Buyer in substantially the form attached as Exhibit C to be executed and delivered at the Closing.
“Inventories” shall mean all inventory, including materials, work-in-progress, finished products, tooling, stores, stock, supplies, packaging and spare parts used or held for use by Seller in connection with the Business and existing as of the Closing, whether on hand or in transit.
“IRS” shall mean the United States Internal Revenue Service.
“IT Systems” means all Software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems of whatever type or kind that are used to process, store, maintain and operate data, information, and functions that are owned, leased or licensed by or to Seller.
“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including (1) the Telephone Consumer Protection Act of 1991, (2) the rules and regulations of the Consumer Financial Protection Bureau, (3) the Federal Trade Commission Act and the rules promulgated thereunder and similar laws of any states, (4) any other laws applicable to telemarketing, (5) all deceptive trade practice laws and consumer protection laws, (6) all applicable laws governing the collection, storage, transmission, transfer, disclosure, privacy, data security and use of Personal Information (“Privacy Laws”) and (7) any state licensing laws, regulations, requirements or similar laws.
“Leased Real Property” shall have the meaning set forth in Section 3.9.
“Liability” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Licenses” shall mean all licenses, permits, authorizations, approvals, franchises, orders, registrations, accreditations, certificates, variances and similar rights issued by any Governmental Authority.
“Lien” shall mean any security interest, pledge, mortgage, lien, charge, or other encumbrance, including any Tax lien.

“Losses” shall mean any loss, cost, Liability, damage, penalty, fine, demand, claim, action or cause of action, judgment, award, assessment, settlement or expense (including interest, penalties, reasonable attorneys’ fees and expenses, court costs, and amounts paid in investigation, defense or settlement of any of the foregoing); provided, however, that Losses shall not include amounts due to punitive, special, indirect or consequential damages (including damages for lost profits or opportunity, or diminution of value or damages based on a multiple) except in each case where such damages are payable by an Indemnified Party to any other Person pursuant to a Third Party Claim for which such Indemnified Party is entitled to indemnification under Article VIII.
“Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, event, or development that is or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations or business prospects of the Business or on the ability of Seller to consummate timely the transactions contemplated hereby; provided, however, that “Material Adverse Effect” or “Material Adverse Change” will not include any effect, change, event or development arising out of or attributable to, direct or indirectly, (i) general economic or political conditions, (ii) conditions generally affecting the industries in which the Business operates, (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or any natural or man-made disaster or acts of God, (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business or (viii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; provided that, in the case of clauses (i), (ii), (iii) and (iv) above, if such effect, change, event or development materially and disproportionately affects Seller or the Business as compared to other Persons or businesses that operate in the industry in which Seller and the Business operate, then the material and disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has or shall occur.
“Material Contract” shall have the meaning set forth in Section 3.17.
“Most Recent Financial Statements” shall have the meaning set forth in Section 3.5.
“Most Recent Fiscal Month End” shall have the meaning set forth in Section 3.5.
“Most Recent Fiscal Year End” shall have the meaning set forth in Section 3.5.
“Net Working Capital” shall mean (a) the book value of the following current assets of Seller to the extent included in the Purchased Assets: (i) Accounts Receivable, (ii) Inventories, and (iii) Prepaid Items, less (b) the book value of the following current liabilities of Seller to the extent included in the Assumed Liabilities: (i) Accounts Payable and (ii) Deferred Revenue, in each case as determined in accordance with GAAP and the Accounting Principles, consistently applied.
“Neutral Auditors” shall have the meaning set forth in Section 2.8(d).
“New Information” shall have the meaning set forth in Section 5.3.

“Open Source Software” means any Software that meets one or more of the following criteria: (a) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” intellectual property pool license” or similar license, or is otherwise publicly distributed or made generally available in source code or equivalent terms with the intention to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (b) is subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.
“Ordinary Course of Business” shall mean an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.
“PCI Requirements” shall have the meaning set forth in Section 3.13(b).
“Permitted Liens” shall mean all Liens (a) that arise out of Taxes or general or special assessments not yet due and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, or (b) of carriers, warehousemen, mechanics, materialmen and other similar Persons or otherwise imposed by Law which are incurred in the Ordinary Course of Business for sums not yet due and payable or are being contested in good faith, or (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting any Leased Real Property.
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, Governmental Authority, and shall include any successor (by merger or otherwise) of such Person.
“Personal Information” means any information (a) that, either individually or when combined with other information, can be used to identify a specific individual or derive information specific to a particular individual, and any information or data related to the current, past or potential employees, contractors, suppliers or customers of Seller, and (b) that is covered by a Privacy Law, including the following information: (i) a first name and last name; (ii) a home or other physical address, including street name and name of city or town; (iii) an email address or other name, that reveals an individual's email address; (iv) a telephone number; (v) a Social Security number; (vi) credit or debit card information; (vii) checking account information, account number and check number; (viii) a driver's license, military or state identification number; (ix) location information, an Internet Protocol address, a device identification number, an online or persistent identifier, such as a customer number held in a “cookie”, “tag”, “beacon” or processor serial number; (x) human resources information, such as benefits plan information, member number, salary information, performance history, health history, and similar information; (xi) any nonpublic personally identifiable financial or transactional information, such as a credit report, information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; (xii) an employee ID number; (xiii) a government passport number or alien registration number, (xiv) biometric information, health information, driver’s license number or government issued identification number, or (xv) any other information that is identifiable to or identifies an individual, whether or not combined with any of (i) through (xiv) above.

“Personal Property” shall mean all of the tangible personal property of Seller used or held for use by Seller in the conduct of the Business, whether or not reflected in the Financial Statements, including all machinery, equipment, computer hardware, cell phones, tools, dies, construction in progress, and repair and replacement parts, except to the extent disposed of in the Ordinary Course of Business prior to the Closing, and such additional items as are acquired by Seller in the Ordinary Course of Business prior to the Closing.
“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” shall have the meaning set forth in Section 2.11(h).
“Prepaid Items” shall mean all of the prepaid expenses and deposits that relate to the Business.
“Privacy and Data Security Requirements” means all (a) privacy and data security requirements in an applicable Law, (b) any privacy policies pursuant to which Seller collected any information, in each case to the extent related to privacy, security, data collection, data protection, data sharing, direct marketing, and behavioral marketing, and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Information, and (c) any contractual requirements that relate to the collection, use or privacy of Personal Information and/or that otherwise require compliance with any applicable Privacy Laws, in each case as applicable to Seller.
“Privacy Laws” shall have the meaning set forth in the definition of “Law.”
“Purchased Assets” shall have the meaning set forth in Section 2.1.
“Purchase Price” shall have the meaning set forth in Section 2.4.
“Refund Items” shall mean all refunds (other than any Tax refunds attributable to the Business and/or the Purchased Assets for any Pre-Closing Tax Period), claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment that relate to the Business.
“Replacement Contract” shall have the meaning set forth in Section 5.5.
“Resolution Period” shall have the meaning set forth in Section 2.8(c).
“Restrictive Covenant Agreements” shall mean the Restrictive Covenant Agreement of each of Seller and tronc, Inc., Tribune Publishing Company, LLC and troncX, Inc., in substantially the form attached as Exhibit F to be executed and delivered at the Closing.
“Returns” shall mean all returns, reports, statements, notices, forms or other documents or information required to be filed with any U.S. Taxing Authority or foreign taxing authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
“SEC” shall have the meaning set forth in Section 3.2.
“Seller” shall have the meaning set forth in the preamble.

“Seller’s knowledge,” “knowledge of Seller” and words of similar import shall mean (a) the actual knowledge of any of Claudia Chavez, David Mysel, Ziad Elkurjie, Peter Chevalier, after conducting a reasonable inquiry of employees of the Business having responsibility for such fact or matter or having access to the relevant information and, in the event such reasonable inquiry is not conducted, the knowledge that any of Claudia Chavez, David Mysel, Ziad Elkurjie, Peter Chevalier, would have had if such reasonable inquiry were conducted, and (b) the actual knowledge of any of Alessio Nasini, Amanda Frick and Julie Xanders, without further inquiry.
“Seller Guarantor” shall have the meaning set forth in the preamble.
“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2.
“Seller Protected Parties” shall have the meaning set forth in Section 10.18.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (c) data, databases and compilations of data, whether machine readable or otherwise; and (d) documentation and other materials related to any of the foregoing, including user manuals and training materials.
“Target Net Working Capital” shall mean One Thousand and 00/100 U.S. Dollars ($1,000.00).
“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or like assessments in the nature of a tax (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, license, occupation or real or personal property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.
“Third-Party Claim” shall have the meaning set forth in Section 8.4.
“Transition Services Agreement” shall mean the Transition Services Agreement between Seller and Buyer in substantially the form attached as Exhibit H to be executed and delivered at the Closing.
“U.S. Taxing Authority” shall mean any taxing authority of the United States of America, any state thereof or the District of Columbia and any local governmental subdivision thereof.
ARTICLE II
SALE OF ASSETS; CLOSING
Section 2.1    Purchase and Sale. On and subject to the terms of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to all of the assets owned by or leased or licensed to Seller and used or held for use by Seller in the conduct of the Business, whether real, personal or mixed, tangible or intangible, and wheresoever situated, whether or not reflected on Seller’s books and records or the Financial Statements, excepting only the Excluded Assets (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of Seller's right, title and interest in, to and under the following (to the extent not listed as an Excluded Asset):

(a)the Personal Property including those items listed on Schedule 2.1(a);
(b)the Inventories;
(c)the Accounts Receivable;
(d)the Contracts (except for the Excluded Contracts) including those Contracts listed on Schedule 2.1(d), which Schedule 2.1(d) may be amended by mutual written agreement of Buyer and Seller at any time prior to the Closing (collectively, the “Assumed Contracts”);
(e)the Licenses;
(f)the Intellectual Property;
(g)the Books and Records;
(h)the Prepaid Items;
(i)the Refund Items; and
(j)all goodwill and the going concern value of the Business.
Section 2.2    Excluded Assets.. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)all Cash;
(b)the Contracts identified on Schedule 2.2(b), which Schedule 2.2(b) may be amended by mutual written agreement of Buyer and Seller at any time prior to the Closing (the “Excluded Contracts”);
(c)all Employee Benefit Plans of Seller;
(d)the corporate seals, organizational documents, minute books, Returns, books of account or other records having to do with the organization of Seller;
(e)the equity interests of any Person owned by Seller, including Local Pro Plus Realty, LLC, ForSaleByOwner.com Referral Services, LLC, ForSaleByOwner Services, Inc. and Internet Foreclosure, LLC;
(f)copies of personnel files of employees that are not hired by Buyer and any other Books and Records identified on Schedule 2.2(f) which Seller is prohibited from disclosing or transferring to Buyer under applicable Law or is required by applicable Law to retain;
(g)Seller’s right to any Tax refund attributable to the Business and/or Purchased Assets for any Pre-Closing Tax Period;
(h)Insurance policies of Seller and all rights thereunder;
(i)Seller’s rights under or pursuant to this Agreement or any other Ancillary Agreement to which Seller is a party;

(j)any Inventories consisting of Seller’s “for sale” yard signs containing the phrase “SMARTER FASTER EASIER”;
(k)any amounts owing to Seller from any Affiliate of Seller; and
(l)the specific items, whether or not used in the conduct of the Business, identified on Schedule 2.2(l).
Section 2.3    Non-Transferability of Certain Contracts or Licenses. Nothing in this Agreement shall be construed as an attempt to assign any Contract or License included in the Purchased Assets which is by its terms or Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of Law, pass to Buyer as an incident of the assignments provided for by this Agreement. Buyer and Seller shall, both before and after the Closing (for up to six (6) months), use commercially reasonable efforts to obtain the consent of any third party to the assignment to Buyer of any Contract or License for which such consent is required and cooperate with each other to obtain any such required consent or authorization required under any Assumed Contract or License. In the event (a) a Contract or License either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder, or (b) Seller has not obtained the necessary consents to assignment from all parties to any Contract or License prior to the Closing, or (c) direct assumption of any Contract or License is not practical, Buyer shall fulfill such Contract or License and shall assume the Liabilities of such Contract or License accruing after the Closing for and on behalf of Seller but for the account of Buyer and Seller shall cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under such Contracts or Licenses accruing after the Closing including the enforcement for the benefit and at the expense of Buyer of any rights comparable to the rights previously enjoyed by Seller in connection with such Contracts or Licenses. Notwithstanding the foregoing, the rights and obligations of the parties with respect to Comingled Contracts are as set forth in Section 5.5.
Section 2.4    Consideration. Subject to adjustment as provided in Section 2.8, the aggregate consideration payable by Buyer to Seller for the Purchased Assets shall be Two Million Five Hundred Thousand and 00/100 U.S. Dollars ($2,500,000.00) (the “Purchase Price”), paid as set forth below:
(a)At the Closing, Buyer shall pay to Seller a portion of the Purchase Price equal to One Million Eight Hundred Thousand and 00/100 U.S. Dollars ($1,800,000.00) (the “Closing Cash Payment”) by wire transfer of immediately available funds to a bank account designated in writing by Seller prior to the Closing;
(b)At the Closing, Buyer shall deposit an amount equal to Seven Hundred Thousand and 00/100 U.S. Dollars ($700,000.00) (the “Escrow Amount”) into an escrow account with JPMorgan Chase Bank, National Association, as escrow agent (the “Escrow Agent”), to be held pursuant to the terms of an escrow agreement in substantially the form attached as Exhibit E (the “Escrow Agreement”). The fees and expenses of the Escrow Agent shall be shared fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Escrow Amount shall be available to Buyer with respect to any amount payable by Seller to Buyer on account of any indemnification obligations of Seller to Buyer under Article VIII.
Section 2.5    Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date that is two (2) business days following the date of full satisfaction or due waiver of all of the closing conditions set forth in Article VI and Article VII (other than those to be satisfied at the Closing), or if Seller and Buyer mutually agree in writing on a different date, the date upon which they have mutually agreed (the “Closing Date”) at 9:00 A.M., local time, at the offices of Bodman PLC, 6th Floor at Ford Field, 1901 St. Antoine Street, Detroit, Michigan 48226. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date. The parties agree that the Closing may take place by exchange of appropriate documentation among such parties via overnight delivery, facsimile, electronic transmission and other similar means for exchanging documentation, and the parties hereto will not be required to be in attendance at the same location on the Closing Date.
Section 2.6    Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(a)the Bill of Sale and Assignment, the Intellectual Property Transfer Agreement, and such other appropriate instruments of transfer as shall be necessary to vest in Buyer as of the Closing Date, all right, title and interest of Seller in and to the Purchased Assets free and clear of any Liens (except Permitted Liens), all in form and substance reasonably satisfactory to Buyer;
(b)releases of all Liens (except Permitted Liens) on any of the Purchased Assets, including any pay-off letters, UCC-3 termination statements, and other documents required in connection with such releases, all in form and substance reasonably satisfactory to Buyer;
(c)all necessary consents of third parties as to the assignment to Buyer of any Assumed Contract listed on Schedule 2.6(c), all in form and substance reasonably satisfactory to Buyer;
(d)a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying as to (i) a good standing certificate of Seller as certified by the Secretary of State of the State of Delaware no more than ten (10) days prior to Closing; (ii) the Certificate of Formation of Seller as certified by the Secretary of State of the State of Delaware no more than ten (10) days prior to Closing; (iii) the limited liability company operating agreement of Seller that is in effect as of the Closing Date; and (iv) the resolutions of the sole member of Seller approving and authorizing this Agreement and the transactions contemplated hereby;
(e)a certificate, duly completed and executed by Seller pursuant to Section 1.1445-2(b) of the Treasury Regulations, certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code;
(f)the certificate contemplated by Section 6.1;
(g)the Assignment and Assumption Agreement executed by Seller;
(h)the Escrow Agreement executed by Seller;
(i)the Transition Services Agreement executed by Seller;
(j)the Restrictive Covenant Agreements executed by each of Seller, tronc., Inc., Tribune Publishing Company, LLC, and troncX, Inc.;
(k)the Advertising Purchase Agreement executed by Tribune Publishing Company, LLC; and
(l)copies of the Employment Agreements executed by each of the individuals party thereto, which Employment Agreements having been executed on or prior to the date of this Agreement,

but effective upon the Closing, shall not have been repudiated (other than as a result of death or disability) as of the Closing by any of the individuals party thereto.
Section 2.7    Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:
(a)the amount of the Closing Cash Payment, by wire transfer of immediately available funds to a bank account designated in writing by Seller prior to the Closing;
(b)a certificate of the Secretary of Buyer, in form and substance reasonably satisfactory to Seller, certifying as to (i) a good standing certificate of Buyer as certified by the Michigan Department of Licensing and Regulatory Affairs no more than ten (10) days prior to Closing; (ii) the Articles of Organization of Buyer as certified by the Michigan Department of Licensing and Regulatory Affairs no more than ten (10) days prior to Closing; (iii) the limited liability company operating agreement of Buyer that is in effect as of the Closing Date; and (iv) the resolutions of the sole member of Buyer approving and authorizing this Agreement and the transactions contemplated hereby;
(c)the certificate contemplated by Section 7.1;
(d)the Intellectual Property Transfer Agreement executed by Buyer;
(e)the Assignment and Assumption Agreement executed by Buyer;
(f)the Escrow Agreement executed by Buyer;
(g)the Transition Services Agreement executed by Buyer;
(h)the Restrictive Covenant Agreements executed by Buyer;
(i)the Advertising Purchase Agreement executed by Buyer or its applicable Affiliate(s); and
(j)a sale for resale certificate with respect to the Purchased Assets that constitute inventory.
Section 2.8    Purchase Price Adjustment.
(a)As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall prepare a calculation of the Net Working Capital of the Business as of the Closing Date (the “Closing Net Working Capital”).
(b)During the calculation of the Closing Net Working Capital and the period of any dispute within the contemplation of this Section 2.8, Seller shall cooperate with Buyer’s and Buyer’s authorized representatives’ reasonable requests with respect to the calculation of the Closing Net Working Capital, including by providing on a timely basis all information necessary or useful in calculating the Closing Net Working Capital.
(c)Buyer shall deliver a written statement of the Closing Net Working Capital (the “Closing Net Working Capital Statement”) to Seller promptly after it has been prepared. After receipt of the Closing Net Working Capital Statement, Seller shall have thirty (30) days to review the Closing Net Working Capital Statement. During such review period of the Closing Net Working Capital Statement and the period of any dispute within the contemplation of this Section 2.8, Buyer shall (i) provide Seller and its authorized representatives reasonable access during normal business hours to all relevant books and records and employees of Buyer concerning the Business and (ii) cooperate with Seller’s and Sellers’s authorized representatives’ reasonable requests with respect to the calculation of the Closing Net Working Capital, including by providing on a timely basis all information necessary or useful in their review of the Closing Net Working Capital Statement. Unless Seller delivers written notice to Buyer on or prior to the thirtieth (30th) day after Seller’s receipt of the Closing Net Working Capital Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Seller shall be deemed to have accepted and agreed to the calculation of the Closing Net Working Capital. If Seller timely notifies Buyer of its objection to the calculation of the Closing Net Working Capital, Buyer and Seller shall, within sixty (60) days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.
(d)If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the “Neutral Auditors”) selected by Seller and Buyer within ten (10) days after the expiration of the Resolution Period. If Seller and Buyer are unable to agree on the Neutral Auditors, then each of Seller and Buyer shall have the right to request the office of the American Arbitration Association to appoint the Neutral Auditors, which Neutral Auditors shall not have had a material relationship with Seller, Buyer or any of their respective Affiliates within the past two (2) years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Seller and Buyer in proportion to the allocation of the dollar amount of the amounts remaining in dispute between Seller and Buyer made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Seller and Buyer, shall be within the range of values assigned to each disputed item in the Closing Working Capital Statement and any notice of dispute delivered by Seller, and shall be deemed a final, binding and conclusive arbitration award. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The term “Final Closing Net Working Capital” shall mean the definitive Closing Net Working Capital agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 2.8(c) or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.8(d) (in addition to those items theretofor agreed to by Seller and Buyer), in each case, which shall be final, binding upon, and non-appealable by, the parties.
(e)The Purchase Price shall be (i) increased dollar for dollar to the extent the Final Closing Net Working Capital is greater than the Target Net Working Capital, or (ii) decreased dollar for dollar to the extent the Final Closing Net Working Capital is less than the Target Net Working Capital. Any adjustments to the Purchase Price made pursuant to this Section 2.8(e) shall be paid by wire transfer of immediately available funds to the account specified by Seller, if Seller is owed payment, or by Buyer, if Buyer is owed payment, within five (5) business days after the Final Closing Net Working Capital is agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.
Section 2.9    Purchase Price Allocation. Buyer and Seller agree to allocate the Purchase Price and other items required under the Code among the Purchased Assets in accordance with the methodology set forth in Exhibit A and Section 1060 of the Code and the treasury regulations promulgated thereunder. Within 30 days after the Purchase Price Adjustment is finalized pursuant to Section 2.8, Buyer will deliver to Seller a draft of such allocation for Seller’s review, along with the IRS Form 8594 proposed to be filed by Buyer. Within 30 days thereafter, Seller will deliver to Buyer either a notice accepting the allocation prepared by Buyer or a statement setting forth in reasonable detail any objections thereto and the basis for such objections. If Seller timely delivers an objection notice, Seller and Buyer will use good faith efforts to resolve such objections. If they are unable to mutually agree on the allocation, the unresolved objections shall be resolved by submission of the unresolved objections to the Neutral Auditor under procedures analogous to those specified in Section 2.8. For purposes of all Taxes, the parties agree to report the transactions contemplated in this Agreement in a manner consistent with the allocation, as finally determined under this Section 2.9, and none of them will take any position inconsistent therewith in any Returns, in any refund claim, in any litigation, or otherwise, except as otherwise required by applicable law. Each party agrees to notify the other if any taxing authority proposes to reallocate the Purchase Price.
Section 2.10    Assumed Liabilities. As of the Closing, Buyer shall assume and agree to pay and perform when due only the following Liabilities of Seller related to the Business (collectively, the “Assumed Liabilities”):
(a)the Accounts Payable;
(b)the Deferred Revenue; and
(c)those Liabilities of Seller in respect of the Assumed Contracts, and, for the avoidance of doubt, including those described in Section 2.3, that (i) arise after the Closing, (ii) do not arise from or relate to any breach by Seller of any provision of such Assumed Contract, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of such Assumed Contract; and (iv) do not arise from the failure to obtain any required consent from any third party in connection with the assignment and transfer of such Assumed Contract to Buyer pursuant to this Agreement.
Section 2.11    Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not be liable or obligated for any of Seller’s past, present or future Liabilities (such Liabilities that are not Assumed Liabilities, collectively, the “Excluded Liabilities”) and nothing in this Agreement shall be construed in any manner to constitute an assumption by Buyer of any such Excluded Liability of Seller; provided that, for the avoidance of doubt, to the extent that any Liabilities arise out of Buyer’s operation of the Business after Closing, such Liabilities will not be considered Excluded Liabilities. Seller shall retain and pay and perform when due all Excluded Liabilities which Seller is obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following Liabilities (to the extent not an Assumed Liability):
(a)All Liabilities for products or services marketed, sold, provided, licensed or distributed by Seller at any time prior to, on or after the Closing Date;
(b)all Liabilities for claims arising out of or relating to Seller’s employment relationship with any employees of Seller, whether or not hired by Buyer, including any unemployment compensation claims, worker’s compensation claims and claims for race, age, sex and other forms of discrimination and harassment;

(c)all Liabilities of Seller or any of its Affiliates (i) under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, retention, golden parachute, severance pay, group insurance or other similar Employee Benefit Plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of Seller’s employees at any time through the Closing, and any assessments, fines, penalties or monetary damages arising out of the operation of such plans on or prior to the Closing, Date and (ii) for any other compensation or benefits, payable or in the future to be payable to any past or present employee or independent contractor of Seller relating to the period on or prior to the Closing Date;
(d)all other Liabilities with respect to or arising out of employment of any employees of the Business by Seller or its Affiliates or the termination of such employees by Seller or its Affiliates whether prior to, on or after the Closing Date;
(e)all Liabilities arising out of any wrongful or unlawful violation or infringement by Seller or any of its Affiliates of any intellectual property of any Person prior to the Closing Date, including with respect to products or services of the Business developed or sold by Seller prior to the Closing Date;
(f)all Liabilities of Seller arising out of any Action pending or threatened as of the Closing Date or any Action arising out of or relating to matters or events occurring, or any practice or procedure existing, prior to the Closing;
(g)all Liabilities of Seller in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness, whether or not disclosed in this Agreement or otherwise;
(h)all Liabilities for (i) Taxes of Seller or any of its Affiliates or relating to the Business and/or the Purchased Assets for any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date (“Pre-Closing Tax Period”); (ii) Taxes of Seller that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 5.9; or (iii) other Taxes of Seller or any of its Affiliates that become a Liability of Buyer as a transferee or successor, whether under Treasury Regulation Section 1.1502-6 (or any provision of state, local or non-U.S. Law), by contract or otherwise;
(i)all Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Laws;
(j)all Liabilities arising out of or in connection with the ownership and/or operation of any business by any Person in which Seller currently owns or at any time in the past has ever owned any equity or other interest, including Local Pro Plus Realty, LLC, ForSaleByOwner.com Referral Services, LLC, ForSaleByOwner Services, Inc. and Internet Foreclosure, LLC;
(k)all Liabilities of Seller for amounts owing to any Affiliate of Seller;
(l)all Liabilities of Seller arising out of, under or in connection with any of the Excluded Assets; and
(m)all other Liabilities of Seller arising out of or relating to matters or events occurring, or any practice or procedure existing, prior to the Closing.

Section 2.12    Reimbursement for Certain Payments. In the event that on or after the Closing Date, Seller receives any accounts receivable payments of the Business, Seller shall remit such payments to Buyer in the form received within five (5) business days of Seller’s receipt of such payments. In the event that on or after the Closing Date, Buyer receives any funds relating to Excluded Assets, Buyer shall remit such payments to Seller in the form received within five (5) business days of Buyer’s receipt of such payments.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date hereof:
Section 3.1    Organization; Authorization; Etc. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Schedule 3.1 sets forth a list of each jurisdiction in which Seller is required, based on the property owned, leased or operated by it or the operation of the Business as currently conducted by it, to be authorized to conduct business as a foreign limited liability company, except as would not reasonably be expected to result in any Liability that is material to the Business or otherwise impair the conduct of the Business in any material respect and Seller is duly authorized to conduct business as a foreign limited liability company and is in good standing in each such jurisdiction. Seller has all requisite power and authority to own or use the properties and assets that it purports to own or use and to conduct the Business as it is now being conducted. Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Seller. This Agreement has been, and when executed and delivered the Ancillary Agreements to which it is a party will be, duly executed and delivered by Seller and constitute and (assuming due authorization, execution and delivery by Buyer) will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “General Enforceability Exceptions”).
Section 3.2    No Conflict. Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not: (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Material Contract; (b) result in the creation of any Lien upon, or any Person (except Buyer) obtaining the right to acquire, any properties, assets or rights of Seller; (c) violate or conflict with any Law to which Seller or any of its property is subject in any material respect; (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, other than any filings with the United States Securities and Exchange Commission (“SEC”); or (e) conflict with or result in any breach of any of the provisions of Seller’s certificate of formation, limited liability company operating agreement or other organizational documents, except to the extent that the occurrence of any of the foregoing clauses (a), (b), (c) and (d) would not reasonably be expected to result in any Liability that is material to the Business, or otherwise would adversely impair the conduct of the Business in any material respect, in substantially the manner currently conducted.
Section 3.3    Joint Ventures. There are no corporations, partnerships, joint ventures, limited liability companies or other entities in which Seller or any equity owner of Seller, directly or indirectly, has an interest and through which any part of the Business is conducted.
Section 3.4    Title to Purchased Assets. Except as disclosed on Schedule 3.4, Seller has, and will transfer to Buyer upon Closing, good, valid and marketable right, title and interest in and to all of the Purchased Assets, free and clear of any and all Liens (except Permitted Liens).
Section 3.5    Financial Statements. Schedule 3.5 contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the balance sheets and related statements of income of the Business for the fiscal years ended December 27, 2015, December 25, 2016 and December 31, 2017 (the “Most Recent Fiscal Year End”), and (b) the balance sheet and related statements of income of the Business (the “Most Recent Financial Statements”) as of and for the period beginning January 1, 2018 and ended February 4, 2018 (the “Most Recent Fiscal Month End”). All Financial Statements are in accordance with the books and records of Seller, and such books and records of Seller are true and complete in all material respects. Each of the balance sheets included in the Financial Statements fairly presents, in all material respects, the financial position of the Business as of its date, and each of the related statements of income included within the Financial Statements fairly presents, in all material respects, the results of operations of the Business as of its date. All Financial Statements have been prepared in conformity with GAAP [and the Accounting Principles], consistently applied.
Section 3.6    Undisclosed Liabilities. Except as disclosed on Schedule 3.6 and on any of the other Schedules, Seller does not have any material Liability in connection with the Business, nor is there any material Liability for which Seller is liable in connection with the Business, contingently or otherwise, which is not accrued or reserved against in the Most Recent Financial Statements, except for current Liabilities which were incurred in the Ordinary Course of Business after the Most Recent Fiscal Month End and which are consistent in nature and amount with the Liabilities shown on the Most Recent Financial Statements.
Section 3.7    Absence of Certain Changes. Except as disclosed on Schedule 3.7, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change with respect to the Business. Without limiting the generality of the foregoing, since that date, except as disclosed on Schedule 3.7, Seller has not done any of the following with respect to or in connection with the Business:
(a)sold, leased, transferred, or assigned (i) any items of Personal Property; or (ii) any other assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
(b)entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business, nor has any party (including Seller) accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Seller is a party in connection with the Business or by which Seller is bound in connection with the Business;
(c)imposed any Liens (except Permitted Liens) upon any of its assets, tangible or intangible;

(d)made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;
(e)made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;
(f)issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 in the aggregate;
(g)accelerated the invoicing of customers or the collection of accounts receivable outside the Ordinary Course of Business;
(h)delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
(i)cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;
(j)experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000;
(k)made any loan to, or entered into any other transaction with, any of its directors, officers, managers, or employees other than routine travel or expense advances made in the Ordinary Course of Business;
(l)entered into any employment contract or collective bargaining agreement, written or oral, amended or modified the terms of any existing such contract or agreement;
(m)granted any material increase in the base compensation of any of its directors, officers, or employees;
(n)adopted, materially amended, or modified outside the Ordinary Course of Business, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);
(o)made any other material change in employment terms for any of its directors, officers, managers or employees;
(p)discharged a material Liability or Lien (except Permitted Liens) outside the Ordinary Course of Business;
(q)made any loans or advances of money in an amount in excess of $5,000 or outside the Ordinary Course of Business;
(r)made any change in any of its accounting (or tax accounting) policies, practices or procedures;

(s)participated in or been subject to any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business, in each case, except for those arising out of the sale of the Business; or
(t)committed to do any of the foregoing.
Section 3.8    Intentionally Omitted.
Section 3.9    Properties and Assets. Except as set forth on Schedule 3.9, the Purchased Assets constitute all of the assets, rights and properties necessary for the conduct of the Business as presently conducted. Without limiting the generality of the foregoing, Schedule 3.9 sets forth any assets, rights or properties that any Affiliate of Seller owns, leases or licenses and that are used by Seller to conduct, or which are otherwise necessary for Seller to conduct the Business. All items of Personal Property and any other tangible assets included in the Purchased Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are lawful and suitable for the purposes for which they presently are used. Seller does not own any real property that is used in connection with the Business. Schedule 3.9 sets forth the address of each parcel of real property leased by Seller in connection with the Business (the “Leased Real Property”).
Section 3.10    Inventories. All of the Inventories, whether or not reflected in the Financial Statements, consist of a quality and quantity usable and, with respect to finished products, saleable, in the Ordinary Course of Business. All Inventories have been purchased or acquired by Seller in the Ordinary Course of Business, are not excessive in amount but are reasonable given the present circumstances of Seller, and are valued according to GAAP [and the Accounting Principles], consistently applied, at the lower of cost or market on a first-in, first-out basis.
Section 3.11    Litigation; Orders. Schedule 3.11 sets forth a true and complete description of all material Actions involving Seller or the Business and existing at any time during the four (4) year period immediately preceding the date of this Agreement. Except as disclosed on Schedule 3.11, there is no Action (including any workers compensation claims) pending or, to Seller’s knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets. Except as disclosed on Schedule 3.11, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller that would interfere with the conduct of the Business as presently conducted or prevent or delay the transactions contemplated in this Agreement.
Section 3.12    Intellectual Property.
(a)Seller owns or possesses or has the right to use pursuant to a valid and enforceable, license, sublicense, agreement, or permission all Intellectual Property that is used in and/or necessary for the operation of the Business as presently conducted, free and clear of all Liens (except Permitted Liens). Each item of Intellectual Property owned or used by Seller in connection with the Business immediately prior to Closing will be, immediately subsequent to the Closing, (1) owned or available for use by Buyer on identical terms and conditions, or (2) made available in accordance with the Transition Services Agreement. Except as set forth on Schedule 3.12(a), Seller has taken all necessary action to maintain and protect in all material respects its rights in each item of Intellectual Property that it owns in connection with the Business. Except as set forth on Schedule 3.2, Seller has the right to assign, transfer and convey to Buyer all of Seller’s rights in Intellectual Property that is used in and/or is necessary for the operation of the Business as presently conducted, free and clear of all Liens (except Permitted Liens).

(b)Except as set forth on Schedule 3.12(b), to Seller’s knowledge, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, and the operation of the Business does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property right or proprietary right of any third party anywhere in the world. Except as set forth on Schedule 3.12(b), to Seller’s knowledge, there has been no charge, complaint, claim, demand, or notice (in each case, in writing) alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property of any third party). To Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of Seller used in connection with the Business.
(c)Schedule 3.12(c) identifies (i) each United States and foreign patent or registration which has been issued to Seller with respect to any Intellectual Property used in connection with the Business, (ii) each United States and foreign pending patent application or application for registration which Seller has made with respect to any Intellectual Property used in connection with the Business, (iii) each registered and unregistered trademark, service mark, trade name, corporate name or Internet domain name, and social media account used in connection with the Business, including in the case of Internet domain names, each Internet domain name that redirects to forsalebyowner.com, (iv) each license, sublicense, agreement, or other permission which Seller has granted to any third party with respect to any Intellectual Property owned by Seller, except for those licenses, sublicenses, agreements, or other permissions granted by Seller under standard provisions of Contracts entered into by Seller in the Ordinary Course of Business, (v) each registered or application to register copyrights owned by Seller and used in connection with the Business, and (vi) each Software item (other than commercially available off-the-shelf Software purchased or licensed for less than a total cost of $10,000 in the aggregate) used by Seller in connection with the Business. Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date) that are included in the Purchased Assets.
(d)Schedule 3.12(d) identifies each item of Intellectual Property that any third party owns and that Seller uses in connection with the Business pursuant to license, sublicense, agreement, or permission (other than commercially available off-the-shelf Software purchased or licensed for less than a total cost of $10,000 in the aggregate). Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) that are included in the Purchased Assets.
(e)Except as set forth on Schedule 3.12(e), all Software used by Seller in connection with the Business (i) is operative for its intended purpose and, to Seller’s knowledge, is free of any material defects or deficiencies and does not contain any viruses, worms, Trojan horses or similar programs, (ii) to Seller’s knowledge, has been upgraded as necessary so that it is fully functional in every material respect on currently available platforms, and (iii) has been maintained by Seller in accordance with industry standards. Except as set forth on Schedule 3.12(e), to Seller’s knowledge, no Open Source Software is incorporated into the Software included in the Intellectual Property owned by Seller. All Software included in the Intellectual Property is sufficient in all material respects for the Seller’s operation of the Business. Following the Closing, Seller will deliver all source code, object code, code writes, noted documentation, programmers’ notes, source code annotations, user manuals and tangible know-how in Seller’s possession with respect to all Software owned by Seller and included in the Purchased Assets. Seller has not disclosed, and Seller is not under any current or future obligation (including any contingent obligation pursuant to an escrow arrangement or otherwise) to disclose, any source code of Seller to any Person.

(f)Seller owns or has a valid right to access and use the IT Systems and the IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the current operation of the Business. All such material IT Systems owned by Seller are listed on Schedule 3.12(f)(i) and all such other material IT Systems are listed on Schedule 3.12(f)(ii). Except as set forth on Schedule 3.12(f)(iii), (1) no Affiliate of Seller has any interest in any IT Systems used by Seller and (2) all such IT Systems used by Seller can be operated and maintained by Seller on a stand-alone basis without any products or services being provided by any Affiliate of Seller or any third party. There have been no failures, breakdowns, continued substandard performance or other adverse events affecting any IT Systems that have caused or would reasonably be expected to result in any material disruption or interruption in or to the use of such IT Systems or the conduct of the Business. Seller has reasonable back-up and disaster recovery arrangements in the event of a failure of the material IT Systems consistent with industry standards.
(g)Seller owns and has the unrestricted right to use the know-how and trade-secrets (including formulas, forms, samples, lists, technical descriptions, drawings, equipment and tools) it needs to operate the Business consistent with past practice, other than restrictions on use of Intellectual Property licensed by third parties to Seller. Seller owns and has the unrestricted right to all inventions and research findings and results of its officers, directors, managers and employees and, with respect to the applicable contracted matters, its independent contractors. Each employee of Seller has executed a confidential information and invention assignment agreement, substantially in the form set forth in the tronc, Inc. employee handbook from time to time and evidence of such execution has been delivered to Buyer. No such employee has excluded works or inventions made before his or her employment with Seller from his or her assignment of inventions under such employee’s confidential information and invention assignment agreement. Each independent contractor or consultant to Seller that has had access to any Intellectual Property owned or used by Seller in connection with the Business has entered into an agreement containing appropriate confidentiality and invention assignment provisions in favor of Seller. To Seller’s knowledge, no current or former officer, director, manager, employee, independent contractor or consultant of Seller is in violation of such confidential information and invention assignment agreement or any prior employment or proprietary information agreement with any other Person.
Section 3.13    Privacy and Data Security Compliance.
(a)Seller is, and during the five (5) year period immediately preceding the date of this Agreement, has been in compliance with all Privacy and Data Security Requirements. No Person has provided Seller with any written notice, claim, charge or complaint, or brought or commenced any Action, alleging a violation of any Privacy and Data Security Requirements, and to Seller’s knowledge, there is no reasonable basis for any Action against Seller arising from or related to a violation of any Privacy and Data Security Requirements. To Seller’s knowledge, Seller is not, and during the five (5) year period immediately preceding the date of this Agreement has not been, subject to any investigation, audit or inquiry with regard to any Privacy and Data Security Requirements. Seller has undertaken administrative, technical, and physical measures as are commercially reasonable and consistent with industry standards to (i) ensure continued compliance with all Privacy and Data Security Requirements, (ii) to protect and maintain the security, integrity, accessibility, and confidential nature of the Personal Information maintained, collected, or received by Seller, and (iii) to prevent unauthorized access to Personal Information.
(b)Seller has during the five (5) year period immediately preceding the date of this Agreement collected, stored, maintained, used, shared and processed Personal Information in accordance with all Privacy and Data Security Requirements and taken commercially reasonable steps in accordance with industry standards to protect against any anticipated or actual threats or hazards to the confidentiality, integrity or accessibility of Personal Information, and from the unauthorized access, disclosure, use or loss of Personal Information. Seller’s practices, policies and procedures with regard to payment instrument information are, and have been during the four (4) year period immediately preceding the date of this Agreement, in compliance in all material respects with all rules, regulations, standards and guidelines adopted or required (i) by all payment card brands that are accepted as a form of payment by, or whose payment instrument information is otherwise handled by Seller, and (ii) by the Payment Card Industry Security Standards Council, in either case relating to privacy, data security or the safeguarding, disclosure or handling of payment instrument information, including the Payment Card Industry Data Security Standards, the Payment Application Data Security Standard, the PIN Transaction Security requirements, Visa’s Cardholder Information Security Program and Payment Application Best Practices, American Express’s Data Security Operating Policy, MasterCard’s Site Data Protection Program and POS Terminal Security program, and the analogous security programs implemented by other card brands, in each case referenced in this sentence as they may be amended from time to time (collectively referred to herein as the “PCI Requirements”).
(c)Except as set forth in Schedule 3.13(c), and during the five (5) year period immediately preceding the date of this Agreement: (i) to Seller’s knowledge, no Information Security Incident has occurred, (ii) there is no suspected Information Security Incident that is part of any ongoing or open investigation by Seller, and (iii) Seller has no information that would cause a reasonable person to investigate the possibility of an Information Security Incident.
(d)Seller follows all industry protocols and best practices in all material respects, as in effect from time to time, that are designed to maintain the safety and security of the IT Systems and to prevent any Information Security Incidents and, to Seller’s knowledge, the IT Systems do not have any material security vulnerabilities.
(e)Seller has taken, and is currently taking, reasonable measures in accordance with industry standards to detect Information Security Incidents, and to maintain and train applicable personnel on policies and procedures to escalate any such Information Security Incidents to the attention of Seller’s executives.
(f)To Seller’s knowledge, Seller has written agreements with each third party service provider (including vendors and marketing partners) or partner receiving or otherwise having access to Personal Information requiring (i) compliance with Privacy and Data Security Requirements consistent with industry standards, including the PCI Requirements to the extent applicable and (ii) the use of commercially reasonable efforts to protect such Personal Information against unauthorized access or use.
(g)Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of any Privacy and Data Security Requirements. Seller has the necessary rights to Personal Information to grant the rights and transfers thereof pursuant to this Agreement and the consummation of the transactions contemplated hereby.
(h)Seller maintains records of its customers’ communications preferences, such as opt-ins and opt-outs for email forms of direct marketing, behavioral advertising, and customer tracking, sufficient for Seller to honor such preferences and comply with all Privacy and Data Security Requirements in all material respects.
(i)To Seller’s knowledge, Seller is and, during the five (5) year period immediately preceding the date of this Agreement, has been in compliance with Seller’s published privacy policies in all material respects. Seller’s privacy policies regarding Seller’s collection, storage, use and distribution of the Personal Information of visitors to Seller’s websites and mobile applications, are and have been posted and accessible to individuals at all relevant times on each of Seller’s websites and mobile applications, and all such posted policies are accurate and have not contained any material omissions of Seller’s privacy practices or practices concerning the collection, use, storage, registration and disclosure of Personal Information.
3.14    Employment and Labor Matters.
(a)Seller has provided to Buyer, with respect to each current employee of the Business: (i) the name of such employee, (ii) the date as of which such employee was originally hired by Seller, (iii) whether the employee is on an active or inactive status, (iv) such employee’s title, (v) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, retention bonus potential, and any other compensation forms, (vi) the full amount of all remuneration paid to each employee, during the twelve-month period ending December 31, 2017 and the twelve-month period ending December 31, 2016, (vii) whether such employee is not fully available to perform work because of a disability or other leave and, if applicable, the anticipated date of return to full service, and (viii) each current Employee Benefit Plan in which such employee participates or is eligible to participate
(b)Seller has provided to Buyer a list of each natural person independent contractor who is currently engaged by or performing services for Seller, along with the position and, as of the most recent practicable date, rate of remuneration for each such independent contractor. All individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Seller has provided to Buyer a list of each Person employed by temporary employee or employee staffing agency who is currently engaged by or performing services for Seller, along with the position and, as of the most recent practicable date, rate of remuneration for each such independent contractor or worker.
(c)Seller has complied with all relevant provisions of the Immigration and Nationality Act, as amended, and the Immigration Reform and Control Act of 1986, as amended (collectively, the “Immigration Act”). Without limiting the foregoing: (i) each “employee” (as that term is defined in the Immigration Act) of Seller is permitted to be so employed in the United States under the Immigration Act; (ii) Seller has examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (iii) Seller has completed and required each employee complete a Form I-9 verifying employment eligibility under the Immigration Act; (iv) Seller has retained each such respective completed Form I-9 for the length of time required under the Immigration Act; and (v) no monetary penalties have been assessed against Seller for violation of the Immigration Act.
(d)Seller is not a party to or subject to any collective bargaining agreement or other agreement with a labor union. No representation petition respecting the employees of Seller has been filed with the National Labor Relations Board and, to the knowledge of Seller, there is no current effort to organize the employees of Seller into any collective bargaining unit or any solicitation of them to join any labor organization. Seller is in compliance with all applicable Laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment, and wages and hours. All employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

(e)As of the Closing Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of Seller for services performed prior to the Closing, or otherwise arising or resulting from or triggered by the execution of this Agreement or the transactions contemplated by this Agreement will be paid by Seller in full at Closing.
Section 3.15    Employee Benefits.
(a)Schedule 3.15(a) lists all compensation and benefit plans, contracts and arrangements maintained, sponsored or participated in by Seller in connection with the Business and in effect as of the date hereof including all pension (including all such employee pension benefit plans as defined in Section 3(2) of ERISA), profit-sharing, savings and thrift, fringe benefit, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans and employee welfare benefit plans as defined in Section 3(1) of ERISA (collectively, “Employee Benefit Plans”).
(b)Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified with respect to any qualification requirement for which the applicable remedial amendment period has closed and has been determined by the IRS to be so qualified as to its form, either through receipt of a current favorable determination letter or through proper reliance on an opinion or advisory letter issued by the IRS with respect to such Employee Benefit Plan, and nothing has occurred since the date of such determination, opinion or advisory letter that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.
(c)Each Employee Benefit Plan has been maintained, operated, funded and administered in material accordance with its terms.
(d)Neither Seller nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA that has or could, on or after the Closing Date, become a Lien upon any of the Purchased Assets pursuant to ERISA Section 4068.
(e)No Employee Benefit Plan is, and Seller has incurred no actual liability with respect to any: (i) “multiemployer plan” as defined in Section 3(37) of ERISA, including with respect to any “complete withdrawal” or “partial withdrawal” from a multiemployer plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA; or (ii) “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
(f)Except as otherwise set forth on Schedule 3.15(f), all contributions, premiums, or payments due under or with respect to each Employee Benefit Plan have been paid or will have been paid as of the Closing Date or otherwise accrued.
Section 3.16    Compliance with Laws. Seller during the four (4) year period immediately preceding the date of this Agreement has complied and is currently in compliance, in all material respects, with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of every Governmental Authority having jurisdiction.
Section 3.17    Contracts.
(a)Schedule 3.17 lists the following contracts, agreements and commitments, whether written or oral (unless otherwise specified below), to which Seller is a party or is otherwise bound or has rights or receives benefits under (including the title, date and name of the parties to each such contract, agreement or commitment) and that relate to the Business (the “Material Contracts”), in each case, except for “click-through” contracts between Seller and customers of Seller:
i.any agreement (or group of related agreements) for the lease of real or personal property to or from any Person involving consideration excess of $25,000;
ii.any agreement (or group of related agreements) for the purchase or sale of materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $25,000;
iii.any agreement concerning a partnership or joint venture;
iv.any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien (except Permitted Liens) on any of its assets, tangible or intangible;
v.any agreement concerning noncompetition, nonsolicitation or confidentiality or nondisclosure of information, or that contains any covenant that purports to restrict the business activity of Seller or limits the freedom of Seller to engage in any line of business or to compete with any Person;
vi.any written agreement with any officer, director, manager, member or employee of Seller;
vii.any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, change in control, retention bonus or other plan or arrangement for the benefit of any of its current or former directors, officers, and employees;
viii.any written agreement for the employment or other engagement of any individual on a full-time, part-time, consulting, or other basis (including any agreement with any temporary employee or employee staffing agency);
ix.any sales representative or agency agreement, brokers agreement or dealer agreement or other agreement relating to the sale or distribution of products or services of the Business to or by other Persons;
x.any agreement that provides any customer of Seller with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Seller, including any agreement containing “most favored nation” provisions;
xi.any agreement under which Seller has advanced or loaned any Person amounts in the aggregate exceeding $25,000;
xii.any equity purchase agreement, asset purchase agreement, merger agreement or other acquisition or divestiture agreement to which Seller is a party or is otherwise bound and entered into by Seller during the past five (5) years;

xiii.any agreement that has rights or obligations relating to both the Business, on the one hand, and any other businesses of Seller or its Affiliates, on the other hand (each, a “Comingled Contract”);
xiv.any license, sublicense, contract or other agreement that is included in the Purchased Assets, other than commercially available off-the-shelf Software purchased or licensed for less than a total cost of $10,000 in the aggregate; and
xv.any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.
(b)Seller has made available to Buyer a true and complete copy of each written agreement (as amended to date) listed in Schedule 3.17 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.17. With respect to each such agreement, except as otherwise noted in Schedule 3.17: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect (except as limited by the General Enforceability Exceptions and assuming each such agreement is a valid and binding obligation of each of the parties thereto other than Seller); (ii) Seller is not, and to Seller’s knowledge each other party to such agreement is not, in breach or default, nor has Seller, or to Seller’s knowledge any other party to such agreement, alleged a breach or default, under the agreement; and (iii) to Seller’s knowledge, except for the execution, delivery and performance of this Agreement and the Ancillary Agreements, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement.
Section 3.18    Licenses. Seller possesses or has been granted all Licenses necessary for the conduct of the Business as presently conducted in all material respects, and all such Licenses are listed on Schedule 3.18. Except as noted on Schedule 3.18, all such Licenses are in full force and effect. Except as noted on Schedule 3.18, no Action is pending or, to Seller’s knowledge, threatened seeking the termination, revocation modification, limitation or impairment of any License.
Section 3.19    Environmental Matters. Except as set forth in Schedule 3.19:
(a)Seller has for the past five (5) years complied with and currently is in compliance with all Environmental, Health, and Safety Laws in all material respects;
(b)The Business is conducted and for the past five (5) years has been conducted by Seller, and the condition of the Purchased Assets is and for the past five (5) years has been in compliance with all requirements of all Environmental, Health, and Safety Laws in all material respects;
(c)Without limiting the generality of the foregoing, Seller has obtained, currently possesses and is and has been in compliance with, in all material respects, all terms and conditions of all Licenses that are required pursuant to Environmental, Health, and Safety Laws for the ownership and use of the Purchased Assets and otherwise for the conduct of the Business, all of which Licenses are listed on Schedule 3.19;
(d)Seller has not received any written or, to Seller’s knowledge, oral notice, report or other information suggesting that the operation of the Business or condition of the Purchased Assets or the Leased Real Property is in actual or alleged violation of any of the Environmental, Health, and

Safety Laws, or that Seller has any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations arising under Environmental, Health, and Safety Laws; and
(e)Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or that would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Laws.
Section 3.20    Taxes.
(a)Seller has duly filed all Returns required to be filed by Seller in connection with the Business. All such Returns are true and correct, and all Taxes (whether or not shown on any Return) due in connection with such Returns or otherwise due have been paid in full or provision for their payment has been made in the Most Recent Financial Statements.
(b)None of the Purchased Assets is encumbered by any Liens arising out of any unpaid Taxes (except for Taxes that are not yet due and payable) and, to Seller’s knowledge, there are no grounds for the assertion or assessment of any Liens against any of the Purchased Assets in respect of any Taxes (other than Liens for Taxes, if payment thereof is not yet due).
(c)There is no Action or unresolved claim for assessment or collection, pending or, to Seller’s knowledge, threatened in writing, by, or present dispute with, the United States or any other taxing authority for assessment or collection from Seller of any Taxes of any nature in connection with the Business.
(d)No issue has been raised by any taxing authority in connection with an audit or examination of any Return in connection with the Business, which if raised with regard to any other Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Return. No taxing authority in a jurisdiction where Seller does not file Returns has made a written claim, assertion or threat in the last five (5) years that Seller is or may be subject to taxation in such jurisdiction in connection with the Business.
(e)All Taxes that Seller has been required to collect or withhold for in connection with the Business, including any employee, independent contractor, creditor or other Person, have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. Seller has not received any reports or other written assertions by agents of any taxing authority of any deficiencies or other Liabilities for Taxes in connection with the Business, in each case, for which such deficiencies or Liabilities have not been paid. Seller has not waived any statute of limitations in respect of Taxes in connection with the Business or agreed to any extension of time with respect to a Tax assessment or deficiency in connection with the Business, in each case, for which such waiver or extension is still in effect.
(f)Seller is not a “foreign person” within the meaning of Code Section 1445(f)(3).
Section 3.21    Accounts Receivable; Accounts Payable. All Accounts Receivable and Accounts Payable are reflected properly on Seller’s books and records. All Accounts Receivable are valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary

Course of Business, and, subject to reserves reflected in the Closing Net Working Capital, (a) are not subject to any setoffs, or counterclaims or disputes, (b) are current and collectible, and (c) will be collected within 120 days after the Closing. All Accounts Payable are valid obligations arising from bona fide purchases actually made or services actually obtained in the Ordinary Course of Business.
Section 3.22    Insurance. Schedule 3.22 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage in connection with the Business or any Purchased Assets:
(a)the name of the insurer, the name of the policyholder, and the name of each covered insured;
(b)the policy number and the period of coverage; and
(c)the type and amount of coverage.
Such insurance policies are, with respect to the Business and the Purchased Assets, sufficient for compliance with all requirements of Law and, to Seller’s knowledge, all agreements to which Seller is a party. Except as set forth on Schedule 3.22, there are no outstanding claims by Seller under any such insurance policies. Seller has not, with respect to the Business or the Purchased Assets, been refused any insurance nor has Seller’s coverage been limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three (3) years. Seller has, with respect to the Business and the Purchased Assets, timely and duly given all notices required to have been given to any insurance company, and no insurance company has asserted in writing that any claim by Seller is not covered by the applicable policy relating to such claim. Schedule 3.22 describes any self-insurance arrangements affecting Seller in connection with the Business.
Section 3.23    Product and Service Warranty. Each product or service marketed, sold, provided, licensed or distributed by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties. Schedule 3.23 includes true and complete copies of any standard terms and conditions of sale (containing applicable guaranty, warranty, and indemnity provisions). No product or service marketed, sold, provided, licensed or distributed by Seller is subject to any guaranty, warranty, or other indemnity by Seller beyond the applicable terms and conditions set forth in Schedule 3.23.
Section 3.24    Suppliers. Schedule 3.24 lists the ten (10) largest suppliers to the Business (based upon dollar amount of purchases by Seller) for each of the two (2) most recent fiscal years and sets forth opposite the name of each such supplier the dollar amount of purchases attributable to such supplier. No such supplier of the Business has indicated in writing to Seller, or to Seller’s knowledge, in any other manner, that it will stop, or materially decrease the rate of, supplying materials, products or services to the Business.
Section 3.25    Related Party Transactions. Except as set forth on Schedule 3.25 and other than accrued but unpaid salary due from the end of the last pay period and routine employee benefits, there are no amounts owing from Seller to any present or former member, officer, director, manager or employee of Seller or any of their respective Affiliates, nor are there any amounts owing from any such Person to Seller, nor are there currently pending, any transactions between Seller and any such Person. Except as set forth on Schedule 3.25, no Affiliate of Seller or any present or former member, officer, director, manager or employee of Seller or any of its Affiliates owns any asset, tangible or intangible, that is used in the Business or has been involved in any business agreement, arrangement or relationship with Seller within the past twelve (12) months.
Section 3.26    Brokers, Finders, Etc. Seller has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.
Section 3.27    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER SELLER NOR ANY OTHER PERSON ON BEHALF OF SELLER HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF SELLER. SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WHETHER OR NOT ARISING FROM LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER SELLER NOR ANY OTHER PERSON ON BEHALF OF SELLER HAS MADE OR WILL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DUE DILIGENCE INFORMATION, DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS, OR OTHER SUPPLEMENTAL DATA).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct as of the date hereof:
Section 4.1    Organization; Authorization; Etc. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company proceedings on the part of Buyer. This Agreement has been, and when executed and delivered the Ancillary Agreements to which it is a party will be, duly executed and delivered by Buyer and constitute and (assuming due authorization, execution and delivery by Seller) will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 4.2    No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its property is subject; (b) violate or conflict with any Law to which Buyer or any of its property is subject in any material respect; (c) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority; or (d) conflict with or result in any breach of any of the provisions of Buyer’s articles of organization, limited liability company operating agreement or other organizational documents.
Section 4.3    Brokers, Finders, Etc. Buyer has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.
Section 4.4    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.5    Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.
Section 4.6    Actions. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 4.7    Independent Investigation. Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of businesses such as the Business as contemplated hereunder. Buyer and its representatives have undertaken such investigation and have been provided with and have evaluated such documents and information as each of them have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder. In making its determination to proceed with the transaction, Buyer has relied solely on (a) the representations and warranties of Seller expressly and specifically set forth in Article III and no other representations, warranties or statements, and (b) the results of its and its representatives’ own independent investigation. Buyer hereby acknowledges and agrees to the disclaimers set forth in Section 3.27 and that, except to the extent specifically set forth in Article III, Buyer is acquiring the Purchased Assets on an “as is, where is” basis with all faults.
Section 4.8    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER BUYER NOR ANY OTHER PERSON ON BEHALF OF BUYER HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF BUYER. BUYER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WHETHER OR NOT ARISING FROM LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE IV. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER BUYER NOR ANY OTHER PERSON ON BEHALF OF BUYER HAS MADE OR WILL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE DELIVERY OR DISCLOSURE TO SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS, OR OTHER SUPPLEMENTAL DATA).

ARTICLE V
COVENANTS OF SELLER AND BUYER
Section 5.1    Access to Information; Confidentiality.
(a)Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours, (i) give to Buyer and its authorized representatives reasonable access to all books, records (including all work papers and other documents of Seller and its accountants), offices and other facilities and properties of Seller in connection with the Business, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request and (iii) cause Seller’s officers, employees and advisors to furnish Buyer with such financial and operating data and other information with respect to the Business and the Purchased Assets as Buyer may from time to time reasonably request. Any such inspection or investigation shall be conducted with reasonable advance notice, during normal business hours at mutually convenient times and in such a manner as not to interfere unreasonably with the operation of the Business or any other businesses of Seller or its Affiliates. Notwithstanding the foregoing, Seller will not be required to (1) disclose any information required to be kept confidential by applicable Law or fiduciary duty, (2) disclose any information that is considered privileged attorney-client communications or attorney work product, (3) allow Buyer to perform environmental investigations, (4) disclose information that is related to the negotiation of this Agreement or the Ancillary Agreements or that would cause significant competitive harm to the Seller and the Business if the transactions contemplated by this Agreement are not consummated.
(b)Buyer shall hold confidential all information provided to Buyer prior to the Closing by or on behalf of Seller in accordance with the terms of the Confidentiality Agreement between Seller and Buyer Guarantor dated as of January 11, 2016, as amended by that certain addendum between Seller and Buyer Guarantor dated as of February 17, 2016.
Section 5.2    Conduct of Business. From the date hereof through the Closing, Seller covenants and agrees that, except as consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld), Seller shall (a) operate the Business in the Ordinary Course of Business, (b) maintain the ForSaleByOwner.com website and all of the other Purchased Assets in good working condition (normal wear and tear excepted), (c) use its reasonable best efforts to preserve intact the goodwill of the Business, keep available the services of Seller’s employees and independent contractors, and maintain satisfactory relationships with employees, independent contractors, suppliers, customers, and others having business relationships with Seller in all material respects; and (d) not take any action of the type described in Section 3.7.
Section 5.3    Notification of Certain Matters. Between the date hereof and the Closing, Seller will give prompt notice in writing to Buyer of: (a) the occurrence of any event that will result, or is reasonably likely to result, in a Material Adverse Effect or in the failure to satisfy a condition specified in Article VI, and (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement. The Seller may disclose to Buyer in writing (in the form of updated Schedules) any material variances from the representations and warranties contained in Article III if they pertain to facts, circumstances, or conditions that did not exist prior to the execution of this Agreement (“New Information”). The delivery of such updated Schedule(s) containing New Information (which, for the avoidance of doubt, may qualify representations and warranties that do not have a Schedule reference) will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy, solely for purposes of the condition to Closing set forth in Section 6.1 of this Agreement, and for no other purposes, including for the avoidance of doubt, for purposes of Seller’s indemnification obligations under Section 8.3(b) of this Agreement. Additionally, in the event that the delivery of any updated Schedule(s) by Seller containing New Information as permitted under this Section 5.3 identifies a breach of Seller’s representations and warranties contained herein for which a Buyer Indemnified Party would be entitled to indemnification from Seller under Section 8.3(b) following the Closing, Buyer shall have the right to deliver a Claim Notice to Seller prior to Closing and, if the Closing occurs, require a reduction at Closing to the Closing Cash Payment and a corresponding increase to the Escrow Amount in an amount equal to the Claimed Amount specified in such Claim Notice; provided, that any reduction at Closing to the Closing Cash Payment and corresponding increase to the Escrow Amount shall not exceed $700,000 in the aggregate.
Section 5.4    Consents; Filings. Seller and Buyer will use commercially reasonable efforts to obtain the consents of all Persons necessary to the consummation of the transactions contemplated by this Agreement as set forth on Schedule 2.6(c).
Section 5.5    Comingled Contracts. Prior to the Closing, with respect to each Comingled Contract that Buyer desires the benefits of following the Closing, Seller and Buyer will use their respective commercially reasonable efforts to obtain for Buyer the rights and obligations related to the Business under such Comingled Contract through a partial assignment of such Comingled Contract or pursuant to a new contract with the counterparty to such Comingled Contract (any such arrangement, a “Replacement Contract”). Seller will not be required to incur any additional material obligations or liabilities with respect to obtaining any Replacement Contract (including agreeing to terms under any Comingled Contract that are less favorable to Seller or expending any money) or have any liability based on the failure to obtain any Replacement Contract; provided, however, that the Purchase Price may be adjusted based on the failure to obtain a Replacement Contract for a Comingled Contract that is necessary to operate the Business in the ordinary course consistent with past practice.
Section 5.6    Public Announcements. Prior to the Closing, no public announcement regarding this Agreement or the pendency of the transaction contemplated hereby shall be made by Seller, Buyer or any of their respective Affiliates. Notwithstanding the forgoing, Buyer acknowledges and agrees that Seller is permitted to disclose the existence of this Agreement, the pendency of the transactions contemplated hereby and the financial terms of the transactions contemplated hereby in tronc, Inc.’s Form 10-K for the year ended December 31, 2017, provided however, such disclosure shall not include the disclosure of Buyer’s identity. Following the Closing, Buyer will be entitled to make a public announcement of the completion of the transactions contemplated hereby including, if Buyer chooses to do so, the financial terms of the transactions contemplated hereby and Buyer may freely disclose information with respect to the nature and future prospects of the Business at such time(s) and in such manner, as Buyer or its Affiliates shall determine in their sole and absolute discretion; provided, however, that Buyer shall not disclose the historical operations of the Business without the prior written consent of Seller (which shall not be unreasonably withheld). Following the Closing, Buyer acknowledges that tronc, Inc. will disclose the completion of the transactions contemplated hereby on a Form 8-K which will be filed with the SEC and include a copy of this Agreement as an exhibit thereto and contain certain pro forma or other financial information (including applicable pro forma adjustments) related to the Business (as required by applicable SEC rules and regulations); provided, however, that Seller will afford Buyer a reasonable opportunity to comment on such Form 8-K in advance of its actual filing with the SEC provided that the final form and content of such Form 8-K shall be as finally determined by Seller and tronc, Inc. (in their sole and absolute discretion). Following the Closing, except as provided above, Seller will make no other public announcement or disclosure regarding this Agreement or the transactions contemplated hereby except as (a) required to do so by applicable Law and the rules and regulations of NASDAQ stock market, (b) in connection with customary investor and analyst calls where questions or inquiries concerning the transactions contemplated hereby are raised by such investors or analysts, (c) with respect to internal announcements to Seller’s or Seller’s Affiliate’s employees, and (d) with respect to disclosures made by Seller and Seller’s Affiliates to potential sources of financing (including the current lenders of Seller and Seller’s Affiliates) and applicable credit rating agencies.
Section 5.7    No Shopping. From the date of this Agreement through the Closing or the earlier termination of this Agreement as provided in Section 9.1, Seller shall not, directly or indirectly through any officer, director, manager, member, employee, agent, Affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition or purchase of all or any portion of the Business or the Purchased Assets, or any equity interest in Seller, or relating to any other similar transaction (a “Competing Transaction”), or solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Competing Transaction, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise assist or participate in, any effort or attempt by any other Person to effect a Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions with Buyer contemplated by this Agreement. Seller shall immediately cease any and all negotiations regarding any Competing Transaction. Seller represents that neither Seller nor any of its Affiliates is party to or bound by any agreement or other commitment with respect to any Competing Transaction.
Section 5.8    Employees. Buyer has entered into the Employment Agreements as of the date of this Agreement with each of the individuals party thereto. Effective as of the Closing, Buyer or an Affiliate of Buyer shall offer at-will employment to substantially all of the employees of the Business who continue to be employed by Seller or an Affiliate of Seller as of such date on terms and conditions, including compensation and benefits, generally competitive in the aggregate with the corresponding terms and conditions, including compensation and benefits, provided to each such employee immediately prior to the Closing. Seller shall use its reasonable best efforts to facilitate and assist Buyer or its Affiliate with the interviewing and hiring, as applicable, of any such employees and shall cooperate with Buyer in encouraging any such employees to accept employment with Buyer or such Affiliate of Buyer. In the event that any such employees accept employment with Buyer or its Affiliate, Seller agrees to cooperate in the transition of such employees to Buyer or such Affiliate of Buyer, including providing Buyer or such Affiliate of Buyer with access to all personnel records and other information with respect to such employees.
Section 5.9    Transfer Taxes. Seller shall pay the cost of any income, documentary, recording, stamp, sales, excise, transfer, gains or other applicable Taxes in respect of the sale of the Purchased Assets and will control the filing or recording of any documents, Returns or instruments in connection therewith.
Section 5.10    Closing Conditions. From the date hereof until the Closing, Seller and Buyer shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof, including in the case of the conditions set forth in Section 6.6, Buyer timely providing Seller with bank account, tax identification numbers, and other information requested by Seller and the third parties identified in Section 6.6 for the purpose of satisfying the conditions set forth therein. Subject to Buyer acting in good faith and reasonably cooperating with Seller’s efforts, the foregoing shall not excuse, limit or otherwise qualify the responsibility of Seller alone to satisfy the closing conditions set forth in Section 6.5 and pay any costs required in connection therewith.
Section 5.11    Change of Seller’s Name. At the Closing, Seller shall, and shall cause any applicable Affiliate of Seller to, execute appropriate documents to change their respective company names (and any assumed names) to a name dissimilar to “ForSaleByOwner,” “ForSaleByOwner.com,” “FSBO”

or any other name incorporating any words or terms (in any combination) that are identical or confusingly similar to, or a colorable imitation or dilutive of the words and terms “ForSaleByOwner,” “ForSaleByOwner.com,” and/or “FSBO,” and promptly thereafter shall file any necessary documents to effect such name change with the appropriate authorities in the State of Delaware and all other jurisdictions in which Seller or any such Affiliate of Seller is qualified to do business. Seller shall provide Buyer with evidence of all such filings within five (5) business days following the Closing Date. From and after the Closing, Seller shall not, and shall cause its Affiliates not to, use any words or terms (in any combination) that are identical or confusingly similar to, or a colorable imitation or dilutive of the words and terms “ForSaleByOwner,” “ForSaleByOwner.com,” and/or “FSBO”.
Section 5.12    Further Assurances. Seller and Buyer agree that, from time to time for a reasonable period after the Closing Date, each of them will take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.
Section 5.13    Books and Records. Solely in order to facilitate the resolution of any claims made against or incurred by Seller, for a period of seven (7) years after the Closing, Seller may: (i) retain copies of the Books and Records and other documents of Seller included in the Purchased Assets, and (ii) upon reasonable notice, request Buyer to permit Seller and its representatives, during normal business hours and at mutually convenient times, reasonable access to such Books and Records that remain in Buyer’s possession (the granting of such permission not to be unreasonably withheld or delayed). As Books and Records become obsolete, and at the latest seven (7) years after the Closing, Seller will have the right to destroy such Books and Records in its possession or control.
Section 5.14    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
ARTICLE VI
CONDITIONS TO BUYER'S OBLIGATION TO CLOSE
Buyer’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:
Section 6.1    Representations, Warranties and Covenants of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions therein relating to “materiality” or “Material Adverse Effect”) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for such representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect, the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects on or before such date, and Buyer shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Seller.
Section 6.2    Filings; Consents. All material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained with, to or from the Persons identified on Schedule 2.6(c) in connection with the consummation of the transactions contemplated by this Agreement shall have been made, filed, given or obtained.

Section 6.3    No Injunction At the Closing Date, there shall be no injunction, restraining order or decree of any nature that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify any of the terms of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.
Section 6.4    Closing Deliveries. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, the items referenced in Section 2.6.
Section 6.5    Migration and Testing. The migration by Seller of Seller’s website hosting and infrastructure to Amazon Web Services will have been completed in accordance with the success criteria identified on Schedule 6.5. The results of penetration testing to be conducted following such migration to Amazon Web Services will be successful in accordance with the success criteria identified on Schedule 6.5. Following the migration to Amazon Web Services, Buyer will have received satisfactory evidence that the server and network infrastructure running the website and its services are no longer in scope for PCI compliance, including receipt of satisfactory evidence of the removal of credit card capture from the backend and the running of credit card capture straight from client browsers to payment processor web services in accordance with the success criteria identified on Schedule 6.5.
Section 6.6    Transfer of Accounts.
(a)Authorize.net shall have approved the change of account ownership for Seller’s Authorize.net account or otherwise consented to an arrangement that allows Buyer to obtain substantially the same benefits and privileges that Seller has under such account as of the date of this Agreement.
(b)Amazon Web Services shall have accepted the change of ownership request for Seller’s Amazon Web Services account or otherwise consented to an arrangement that allows Buyer to obtain substantially the same benefits and privileges that Seller has under such account as of the date of this Agreement.
(c)Amazon shall have processed the change to Buyer’s Tax identification number for Seller’s Fulfillment by Amazon account or otherwise consented to an arrangement that allows Buyer to obtain substantially the same benefits and privileges that Seller has under such account as of the date of this Agreement.
Section 6.7    Material Adverse Change. There shall not have been any Material Adverse Change affecting the Business.
ARTICLE VII
CONDITIONS TO SELLER'S OBLIGATION TO CLOSE
Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of all of the following conditions:
Section 7.1    Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions therein relating to “materiality” or “Material Adverse Effect”) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for such representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material

Adverse Effect, the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects on or before such date, and Seller shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Buyer.
Section 7.2    Filings; Consents. All material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained with, to or from the Persons identified on Schedule 2.6(c) in connection with the consummation of the transactions contemplated by this Agreement shall have been made, filed, given or obtained.
Section 7.3    No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify the terms of any of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.
Section 7.4    Closing Deliveries. At the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, the items referenced in Section 2.7.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, other than the representations and warranties contained in Section 3.20, which shall survive until sixty (60) days following the expiration of the applicable statutes of limitations; provided, however, (a) representations and warranties that are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims; and (b) the representations and warranties in Sections 3.1, 3.2(e), 3.4, 4.1 and 4.2(d) shall survive the Closing for seven (7) years. Covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms. For the avoidance of doubt, the parties hereby agree and acknowledge that each survival period set forth in this Section 8.1 is a contractual statute of limitations and any claim brought by any party pursuant to this Article VIII must be brought or filed prior to the expiration of the applicable survival period.
Section 8.2    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, each of their respective members, shareholders, managers, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Seller Indemnified Parties in connection with or arising from:
(a)any breach by Buyer of its covenants and agreements contained herein;
(b)any breach by Buyer of its representations and warranties contained herein, as of the date such representation or warranty was made and as if such representation or warranty was made anew on and as of the Closing Date; or
(c)the Assumed Liabilities.

Any payment made pursuant to this Section 8.2 shall be treated by Seller and Buyer as an adjustment to the Purchase Price, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose.
Section 8.3    Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, each of their respective members, shareholders, managers, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from:
(a)any breach by Seller of its covenants and agreements contained herein;
(b)any breach by Seller of its representations and warranties contained herein, as of the date such representation or warranty was made and as if such representation or warranty was made anew on and as of the Closing Date (provided, that in each case after a breach has been established, the amount of Losses shall be determined without regard to any qualifications therein referring to “material”, “materiality”, “Material Adverse Effect”, or any other qualifications of similar import or effect); or
(c)the Excluded Liabilities.
Notwithstanding the foregoing, except in the case of knowing and intentional fraud by Seller, (A) Seller shall not be required to indemnify the Buyer Indemnified Parties pursuant to Section 8.3(b) until the aggregate Losses indemnifiable pursuant to Section 8.3(b) exceed (U.S.) $105,000 in the aggregate (except in connection with a breach by Seller of any of the representations or warranties contained in Sections 3.1, 3.2(e), 3.4, 3.20 and 3.26), at which point the Buyer Indemnified Parties shall be entitled to recover the entire amount of such Losses from the first dollar, and (B) Seller shall not be required to indemnify the Buyer Indemnified Parties pursuant to Section 8.3(a) and 8.3(b) in an aggregate amount in excess of (U.S.) $7,000,000. Any payment made pursuant to this Section 8.3 shall be treated by Seller and Buyer as an adjustment to the Purchase Price to the extent permitted by applicable Law, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose. For the avoidance of doubt, if Seller’s breach any of the representations and warranties set forth in Section 3.20 relate to a failure to comply with Law, and Buyer continues such practices with respect to the Business after Closing that do not comply with Law, Buyer will not be entitled to indemnification from Seller with respect to those Losses that arise out of the failure to comply with Law in a Post-Closing Tax Period.
Section 8.4    Third-Party Claims. Promptly after receipt by a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”) of notice of any matter or the commencement of any Action by a third party in respect of which the Indemnified Party will seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, provided that within fifteen (15) days after receipt of such written notice the Indemnifying Party demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:
(a)the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

(b)the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably withheld);
(c)no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third-Party Claim; and
(d)the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, would reasonably be expected to materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.
After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such Third-Party Claim as provided in this Section 8.4, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party (to the extent the Indemnifying Party is responsible under this Article VIII), and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article VIII. The reimbursement of fees, costs and expenses required by this Article VIII shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.
Section 8.5    Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VIII that is not subject to Section 8.4 shall deliver to the Indemnifying Party a prompt written notice (a “Claim Notice”) which contains (a) a description of the amount (or if the amount is unknown, an estimate of the amount) (the “Claimed Amount”) of any Losses incurred by the Indemnified Party, (b) a statement that the Indemnified Party has incurred Losses or anticipates that it will incur Losses for which such Indemnified Party is entitled to indemnification under this Article VIII, (c) a statement that the Indemnified Party is entitled to indemnification under this Article VIII and a reasonable explanation of the basis therefor (including the nature of the breach of representation or warranty, breach of covenant or agreement, or other matter to which each such claim is related), and (d) a demand for payment in the amount of such Losses. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that it is responsible for the claim under the Claim Notice and that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such amount shall be paid to the Indemnified Party in accordance with Section 8.6 promptly upon delivery of such written response); provided, however, that payment of the Claimed Amount shall not be deemed full satisfaction of the claim if the Claimed Amount was an estimate of the amount of Losses incurred by the Indemnified Party in connection therewith, or (ii) contest that the Indemnified Party is entitled to receive the Claimed Amount in whole or in part; provided, that if the Indemnifying Party fails to deliver a written response to a Claim Notice within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that it is responsible for the claim under the Claim Notice and that the Indemnified Party is entitled to receive all of the Claimed Amount in accordance with (i) above. During such (30) day period, the Indemnified Party will allow the Indemnifying Party and its representatives to investigate the matter giving rise to the claim, and reasonably respond to requests for information with respect to such claim. If the Indemnifying Party in its response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with the provisions of this Agreement; provided that the uncontested part of the Claimed Amount shall be paid to the Indemnified Party in accordance with Section 8.6 promptly upon delivery of such written response.
Section 8.6    Payment of Losses.
(a)Where a Final Determination has been made that a Buyer Indemnified Party is entitled to indemnification under this Article VIII, the Buyer Indemnified Party’s right to receive payment for any Losses for which Seller is liable shall be paid as a reduction to the Purchase Price first, (i) from the Escrow Amount to the extent that there is some portion of the Escrow Amount that has not yet been released, and then, (ii) in the event the Escrow Amount has been released or exhausted, Seller shall pay to the applicable Buyer Indemnified Party the amount of any Loss for which Seller is liable hereunder, in immediately available funds, to the account(s) specified by the applicable Buyer Indemnified Party no later than five (5) business days following such Final Determination of such Loss and Seller’s liability therefor.
(b)Where a Final Determination has been made that a Seller Indemnified Party is entitled to indemnification from Buyer under this Article VIII, Buyer shall pay to the applicable Seller Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to the account(s) specified by the applicable Seller Indemnified Party no later than five (5) business days following such Final Determination of such Loss and Buyer’s liability therefor.
(c)A “Final Determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) the Indemnifying Party fails to object to a claim by an Indemnified Party within the time period and in accordance with any objection procedure specified in this Agreement, (iii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (iv) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
Section 8.7    Adjustment to Losses. In calculating the amount of any Loss, any amounts actually received by the Indemnified Party under any insurance policy or pursuant to any indemnification right or reimbursement arrangement with, by or against any other Person (collectively, “Alternative Arrangements”), in each case relating to a Third-Party Claim or other indemnification claim hereunder, net of any actual costs and expenses incurred in connection with securing or obtaining such proceeds (including any increase in insurance premiums), shall be deducted (and if such amounts are received after payment for a Loss is made by an Indemnifying Party, the Indemnified Party shall return such amount to the Indemnifying Party). Each Indemnified Party shall seek recovery under Alternative Arrangements covering any Losses as provided in this Section 8.7. The Indemnified Party shall file all claims under applicable insurance policies (other than self-insurance policies), indemnification right or reimbursement arrangement; provided that, other than using commercially reasonable efforts to file a claim for covered Losses and to use commercially reasonable efforts to follow-up on such initial filing, the Indemnified Party shall not be required to pursue collection or recovery of any amounts from an insurer or other Person whether by litigation or otherwise.
Section 8.8    Exclusive Remedy. Buyer and Seller acknowledge and agree that, from and after the Closing, the sole and exclusive remedy of the Indemnified Parties with respect to any and all Losses or claims relating to a breach of representation, warranty or covenant or other matter under this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be indemnification pursuant to the provisions set forth in this Article VIII and the Indemnified Parties shall have no (and waive all) other remedy or recourse with respect to any of the foregoing other than (a) injunctive or other equitable relief to specifically enforce the provisions of this Agreement and (b) any action based on knowing and intentional fraud of the Indemnifying Party.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing by:
(a)the mutual consent of Seller and Buyer;
(b)either Seller or Buyer if the Closing has not occurred by the close of business on May 31, 2018, and the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;
(c)either Seller or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have complied with Section 5.4, and with respect to other matters not covered by Section 5.4, shall have used commercially reasonable efforts to remove such injunction order or decree;
(d)either Seller or Buyer if the other party has breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any representation or warranty of the other party set forth in this Agreement is not true in any respect that would give rise to the failure of any of the conditions specified in Article VI (in the case of any representation or warranty of Seller) or Article VII (in the case of any representation or warranty of Buyer), and such breach, failure or misrepresentation is not cured within fifteen (15) days after the non-breaching party sends written notice to the breaching party identifying such breach, failure or misrepresentation; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) will not be available to a party that is then in material breach of any representation, warranty or covenant contained in this Agreement;
(e)Seller, with written notice to Buyer, following any date determined for the Closing in accordance with Section 2.5, if (1) each condition set forth in Article VI has been satisfied (or will be satisfied by the delivery of documents at or prior to Closing) or waived in writing on such date and (2) Seller has irrevocably confirmed to Buyer in writing that Seller stands ready, willing and able to consummate the Closing and Buyer has nonetheless refused to consummate the Closing within 5 business days after receipt of such notice; or
(f)Buyer, with written notice to Seller, following any date determined for the Closing in accordance with Section 2.5, if (1) each condition set forth in Article VII has been satisfied (or will be satisfied by the delivery of documents at or prior to Closing) or waived in writing on such date and (2) Buyer has irrevocably confirmed to Seller in writing that Buyer stands ready, willing and able to consummate the Closing and Seller has nonetheless refused to consummate the Closing within 5 business days after receipt of such notice.
Notwithstanding the foregoing, Buyer may not rely on the failure of any condition set forth in Article VI to be satisfied if such failure was caused by Buyer’s failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement and Seller may not rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by the Seller’s failure to act in good faith or a breach of failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.
Section 9.2    Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the basis for such termination, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, except that the provisions of Sections 5.1(b) and Article X shall survive the termination of this Agreement; provided, however, that termination of this Agreement shall not relieve any party of any liability for any intentional breach of this Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1    Entire Agreement. This Agreement (including all Exhibits, Schedules or other attachments hereto) and the Ancillary Agreements constitute the complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, among the parties with respect to the subject matter hereof and thereof.
Section 10.2    Amendment. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.
Section 10.3    Third Parties. Except as otherwise expressly provided under this Agreement, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any Person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.
Section 10.4    Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.
Section 10.5    Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, (c) sent by a nationally recognized overnight courier service, or (d) sent by facsimile, in each case to the address or facsimile number and to the attention of the Person (by name or title) set forth below (or to such other address and to the attention of such other Person as a party may designate by written notice to the other parties):

If to Seller or Seller Guarantor:
If sent prior to May 31, 2018:
c/o tronc, Inc.
435 N. Michigan Avenue
Chicago, Illinois 60611
Attn: Corporate Secretary
If sent after May 31, 2018:
c/o tronc, Inc.
1 Prudential Plaza
130 East Randolph Street
Chicago, Illinois 60611
Attn: Corporate Secretary
with a mandatory copy to:
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attn: Phillip D. Torrence
Facsimile No.: (269) 337-7703
If to Buyer or Buyer Guarantor:
c/o In-House Realty LLC
701 Griswold Street
Detroit, MI 48226
Attn: CEO
Facsimile No.: (877) 393-9311
with a mandatory copy to:
Bodman PLC
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, Michigan 48226
Attn: Laurence B. Deitch, Esq.
Facsimile No.: (313) 393-7579
The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of facsimile transmission on production of a transmission report by the machine from which the facsimile was sent that indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.
Section 10.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that no party shall assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party except that (a) Buyer may transfer or assign any or all of its rights and obligations hereunder to one or more Affiliates of Buyer without the consent of any other party and (b) Buyer may grant, mortgage, pledge, assign and hypothecate to its secured lender(s), a continuing security interest in and lien upon all of Buyer’s right, title and interest in, to and under this Agreement, provided that, in each case, no such assignment will relieve the assigning party of any of its obligations hereunder. Any purported assignment of rights or delegation of obligations in violation of this Section, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.
Section 10.7    Construction. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article” or “Section” refer to the corresponding articles or sections of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to “Schedule” or “Exhibit” refer to the corresponding Schedules or Exhibits to this Agreement unless otherwise stated. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement unless the context otherwise specifically requires. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the Person or Persons may in the context require. As used in this Agreement, the words “including” and “include” are intended by the parties to be by way of example rather than limitation.
Section 10.8    Cumulative Remedies. Except as otherwise expressly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or that may now or subsequently exist at law or in equity, by statute or otherwise.
Section 10.9    Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
Section 10.10    Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. To the extent permitted by applicable Law, each party waives any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
Section 10.11    Representation of Parties. The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a party regardless of which party was responsible for the drafting thereof.
Section 10.12    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 10.13    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. In particular, the parties acknowledge that the Business is unique and recognize and affirm that in the event either party breaches this Agreement, money damages would be inadequate and the other party would have no adequate remedy at law, so that the non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other party’s obligations hereunder not only by action for damages, but also by action for specific performance, injunctive, and/or other equitable relief.
Section 10.14    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by other electronic means shall be deemed to be their original signatures for all purposes.
Section 10.15    Governing Law; Jurisdiction; Venue.
(a)This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.
(b)Each of the parties irrevocably submits to the jurisdiction of the Courts of the State of Delaware and the United States District Court for the District of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Each of the parties hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the fullest extent permitted by Law, that a final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)To the extent that Seller or Buyer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Seller and Buyer hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
Section 10.16    Guaranty by Buyer Guarantor. Buyer Guarantor is executing this Agreement to guaranty Buyer’s obligation to pay the Purchase Price to Seller under this Agreement, including any adjustment to the Purchase Price under Section 2.8 of this Agreement, and any obligation of Buyer for indemnification under Article VIII of this Agreement, in each case, when due (the “Guaranteed Buyer Obligations”). Buyer Guarantor guarantees irrevocably, absolutely and unconditionally and as a primary obligation (and not as surety only) that Buyer shall fully, completely and timely pay and perform the Guaranteed Buyer Obligations, strictly in accordance with the terms hereof. If Buyer fails or refuses to pay or perform any such Guaranteed Buyer Obligations, Buyer Guarantor shall, without any notice or demand whatsoever, immediately pay and perform such Guaranteed Buyer Obligations. Buyer Guarantor agrees that this guarantee constitutes a guaranty of payment and performance when due and not of collection. Buyer Guarantor hereby expressly waives (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that Seller exhaust any right, power or remedy or proceed against Buyer under this Agreement or any other agreement referred to herein. The obligations of Buyer Guarantor under this Section 10.16 shall be continuing, absolute and unconditional and such obligations shall be binding upon Buyer Guarantor, its successors and assigns and inure to the benefit of, and be enforceable by, Seller and its successors and permitted assigns.
Section 10.17    Guaranty by Seller Guarantor. Seller Guarantor is executing this Agreement to guaranty any obligation of Seller to pay any adjustment to the Purchase Price to Buyer under Section 2.8 of this Agreement and, subject to the prior exhaustion of any rights Buyer may have with respect to the Escrow Amount, any obligation of Seller for indemnification under Article VIII of this Agreement, in each case, when due (collectively, the “Guaranteed Seller Obligations”). Seller Guarantor guarantees irrevocably, absolutely and unconditionally and as a primary obligation (and not as surety only) that Seller shall fully, completely and timely pay and perform the Guaranteed Seller Obligations, strictly in accordance with the terms hereof. If Seller fails or refuses to pay or perform any such Guaranteed Seller Obligations, Seller Guarantor shall, without any notice or demand whatsoever, immediately pay and perform such Guaranteed Seller Obligations. Seller Guarantor agrees that this guarantee constitutes a guaranty of payment and performance when due and not of collection. Seller Guarantor hereby expressly waives (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that Buyer exhaust any right, power or remedy or proceed against Buyer under this Agreement or any other agreement referred to herein. The obligations of Seller Guarantor under this Section 10.17 shall be continuing, absolute and unconditional and such obligations shall be binding upon Seller Guarantor, its successors and assigns and inure to the benefit of, and be enforceable by, Buyer and its successors and permitted assigns.
Section 10.18    No Recourse. Except as provided in Section 10.17, this Agreement may not be enforced against, and no claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made against, any (i) former, current or future director, officer, agent, manager or employee of Seller (or any of its successors or permitted assignees), (ii) former, current or future member or Affiliate of Seller (or any of its successors or permitted assignees), or (iii) former, current or future director, officer, agent, manager, equityholder or employee of any former, current or future member or Affiliate of Seller (or any of its successors or permitted assignees) (the foregoing Persons, other than Seller and its successors and permitted assignees, collectively, the “Seller Protected Parties”), none of the Seller Protected Parties shall have any liability for any obligations or liabilities of Seller or Seller Guarantor under this Agreement or for any claims based on, or by reason of, the transactions contemplated by this Agreement and in no event shall Buyer or any of its Affiliates, and Buyer agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Seller Protected Party. For the avoidance of doubt, nothing contained in this Agreement shall relieve or limit the liability of any Seller Protected Parties under any of the Restrictive Covenant

Agreements, the Advertising Purchase Agreement or the Transition Services Agreement in accordance with the terms of such agreements, in each case, to the extent that such Seller Protected Party is a party to such agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.
“SELLER”

FORSALEBYOWNER.COM, LLC,
a Delaware limited liability company

By: /s/ Justin Dearborn
Name: Justin Dearborn
Title: Chief Executive Officer

“BUYER”

FORSALEBYOWNER.COM, LLC,
a Michigan limited liability company

By: /s/ Doug Seabolt
Name: Doug Seabolt
Title: Chief Executive Officer

“BUYER GUARANTOR”

IN-HOUSE REALTY LLC
(solely for the purposes of Section 10.16)

By: /s/ Doug Seabolt
Name: Doug Seabolt
Title: Chief Executive Officer

“SELLER GUARANTOR”

TRIBUNE PUBLISHING COMPANY, LLC
(solely for the purposes of Section 10.17)

By: /s/ Justin Dearborn
Name: Justin Dearborn
Title: Chief Executive